UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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SAFEGUARD SCIENTIFICS, INC.

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435 Devon Park Drive, Building 800
Wayne, PA 19087-1945
                                                            Phone:                610.293.0600
                                                            Toll-Free:          877.506.7371
                                                            Fax:                    610.293.0601
Internet: www.safeguard.com
SAFEGUARD SCIENTIFICS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder:
You are invited to attend the Safeguard Scientifics, Inc. 2007 Annual Meeting of Shareholders.

DATE:	May 24, 2007

TIME:	10:00 a.m. Eastern time

PLACE:	The Desmond Hotel and Conference Center
1 Liberty Boulevard
Malvern, PA 19355
610.296.9800 or 800.575.1776

RECORD DATE:	Only shareholders who owned stock at the close of business on April 2, 2007, can vote at this meeting and any adjournments that may take place.

ITEMS OF BUSINESS:	1. To elect 10 directors;
2.	To consider a proposal to ratify the appointment of KPMG LLP as Safeguard’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To consider such other business as may properly come before the meeting.
We also will report on Safeguard’s 2006 business results and other matters of interest to our shareholders. You will have an opportunity at the meeting to ask questions, make comments and meet our management team.
Your vote is very important. We encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible to ensure your representation at the annual meeting, regardless of whether you attend in person. You may vote by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Meeting and the Proposals” beginning on page 1 of the proxy statement and the instructions on the proxy card or voting instruction form.

This notice of annual meeting, proxy statement, accompanying proxy card, and 2006 annual report are being mailed to shareholders beginning April 20, 2007, in connection with the solicitation of proxies by the Board of Directors.
By Order of the Board of Directors,

Deirdre Blackburn
Secretary
April 18, 2007

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
RATIFICATION OF APPOINTMENT OF KPMG LLP
AUDIT COMMITTEE REPORT
STOCK OWNERSHIP OF DIRECTORS AND OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
OTHER MATTERS

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSALS
Q:	When and where is the annual meeting?

A:	Safeguard’s annual meeting is being held on Thursday, May 24, 2007 at 10:00 a.m. at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, PA 19355.

Q:	Do I need a ticket or proof of Safeguard ownership to attend the annual meeting?

A:	You will not need a ticket to attend the annual meeting. However, only persons with evidence of stock ownership, or who are guests of Safeguard, may attend and be admitted to the annual meeting. Photo identification, such as a valid driver’s license or passport, will be required. If you are not a shareholder of record but hold shares through a broker, trust, bank or other nominee, you will need to provide proof of beneficial ownership on the record date, such as a legal proxy from your broker, trust, bank or other nominee, your most recent brokerage account statement prior to April 2, 2007, a copy of the voting instruction form provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not have photo identification and proof that you own Safeguard shares, you will not be admitted to the meeting.

Q:	Why am I receiving these materials?

A:	You are receiving Safeguard’s annual report, notice of annual meeting, proxy statement and a proxy card or voting instruction form because you owned shares of Safeguard stock on April 2, 2007, the record date for determining the shareholders entitled to vote at the annual meeting. This proxy statement contains detailed information relating to the proposals on which we would like you, as a shareholder, to vote. The proxy card or voting instruction form is used for voting on the proposals.

Q:	How many shares must be present to hold the meeting?

A:	To hold the meeting, a quorum must be present. A quorum is a majority of the outstanding shares, which may be represented at the meeting either in person or by proxy. Proxies received but marked as abstentions or containing broker non-votes on a particular matter will be included in the calculation of the number of shares entitled to vote for the purpose of determining the presence of a quorum.

Q:	What am I voting on?

A:	You are being asked to vote on:
1.	the election of 10 directors who have been nominated to serve on Safeguard’s Board of Directors (“Board”); and

2.	a proposal to ratify the appointment of KPMG LLP as Safeguard’s independent registered public accounting firm for the 2007 fiscal year.

We also will consider other business that properly comes before the annual meeting.

Q:	How does Safeguard’s Board of Directors recommend I vote?

A:	Safeguard’s Board recommends a vote “FOR” each Board nominee and “FOR” the proposal to ratify the appointment of KPMG LLP as Safeguard’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Our Board also requests discretionary authority to cumulate votes in the election of directors and to vote on any other matters that may properly arise at the meeting.

Q:	How many votes do I have?

A:	Each share of Safeguard common stock outstanding on the record date is entitled to vote on all items being voted upon at the annual meeting. On the record date, we had 120,771,313 shares of common stock issued and outstanding.

Every shareholder may cast one vote for each share owned on the record date. In the election of directors, shareholders may elect to cumulate their votes as described below under “What does cumulative voting mean?”

Q:	What does cumulative voting mean?

A:	Cumulative voting applies only in the election of directors. It means that you may cast a number of votes equal to the number of Safeguard shares you own multiplied by the number of directors to be elected. For example, since 10 directors are standing for election at the annual meeting, if you hold 100 shares of Safeguard stock, you may cast 1,000 votes (10 times 100) in the election of directors. You may distribute those votes among as few or as many of the 10 nominees as you wish. In other words, in the example provided, you may cast all 1,000 votes “FOR” one nominee or allocate your 1,000 votes among two or more nominees, as long as the total equals 1,000 votes.

If you received a proxy card and wish to vote cumulatively, you must:
•	write the words “cumulate for” in the space provided under item 1 of the proxy card; and

•	write the name of each nominee and the number of votes to be cast for each nominee in that space.
If you vote cumulatively, please check to be sure that the votes you cast add up to the number of shares you own multiplied by 10. If the number of votes does not add up correctly, your votes will not be counted until a properly completed proxy card has been received.

The cumulative voting feature for the election of directors also is available by voting in person at the annual meeting; however, it is not available by telephone or the Internet. If you are the beneficial owner of shares held in street name and wish to vote cumulatively, you will need to contact your broker, bank or other nominee holder of your shares.
Q:	What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

A:	Most of Safeguard’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are important distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Safeguard’s transfer agent, Mellon Investor Services LLC, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent to you directly by Safeguard. As a shareholder of record, you have the right to grant your voting proxy directly to Safeguard or to vote in person at the meeting. If you are a shareholder of record, Safeguard has enclosed a proxy card for your use in voting your shares.

Beneficial Owner

If your shares are held in street name (such as in a brokerage account or by another nominee, such as a bank or trust company), you are considered the beneficial owner of the shares, and these proxy materials, together with a voting instruction form, are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker or other nominee how to vote your shares, but unless you receive a proxy from your broker, you cannot vote your shares directly or by proxy – you must instruct your broker or other nominee as to how to vote your shares. You also are invited to attend the annual meeting. To vote your shares at the meeting, you will need a legal proxy from your broker or other nominee authorizing you to vote at the meeting.

Q:	How do I vote my shares?

A:	If you are a shareholder of record, there are three ways for you to vote by proxy:
1.	Log on to the Internet at http://www.proxyvoting.com/sfe and follow the instructions at that site;

2.	Call 1.866.540.5760 and follow the instructions; or

3.	Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided.
Telephone and Internet voting will close at 11:59 p.m. Eastern time the day prior to the annual meeting date.

If you sign your proxy card but do not mark any boxes showing how you wish to vote, either Steven J. Feder or Deirdre Blackburn, as the proxy designated by our Board to act on behalf of shareholders, will vote your shares and cumulate your votes as recommended by our Board and, in his or her discretion, will vote on any other matters which may properly arise at the meeting.

If you are the beneficial owner of shares held in street name, you will receive a voting instruction form directly from your broker, bank or other nominee describing how to vote your shares. This form will, in most cases, offer you three ways to vote:
1.	via the Internet;

2.	by telephone; or

3.	by completing, signing and returning the voting instruction form in the accompanying prepaid envelope.
Whether you are a shareholder of record or the beneficial owner of the shares, you will need to have your proxy card or voting instruction form in hand when you call or log on to the Internet.

Q:	What do I do if I change my mind after I vote my shares?

A:	If you are a shareholder of record, you may change your vote at any time prior to the vote at the annual meeting by:
1.	re-voting by telephone or via the Internet (only your latest vote will be counted);

2.	submitting another proxy card with a later date (again, only your latest vote will be counted);

3.	sending written notice to our Secretary (which must be received at our corporate headquarters on or before the business day prior to the annual meeting) stating that you would like to revoke (that is, cancel) your proxy; or

4.	voting in person at the annual meeting.
If you are the beneficial owner of shares held in street name, you may submit new voting instructions by following the instructions provided by your broker, bank or other nominee. You also may vote in person at the annual meeting if you obtain a legal proxy from your broker or other nominee authorizing you to vote at the meeting.

Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically request so. If you are a shareholder of record and wish to vote at the meeting, you may do so by presenting your completed proxy card or ballot to the judge of election. If you are a beneficial owner of shares held in street name and wish to vote at the meeting, you must present a legal proxy from your broker or other nominee to the judge of election along with your ballot.

Q:	What is the required vote for a proposal to pass?

A:	In the election of directors, the 10 nominees who receive the highest number of “FOR” votes at the annual meeting will be elected as directors. A properly executed proxy that withholds authority to vote with respect to the election of one or more directors will not be voted with respect to the director or directors indicated and will not be taken into account in determining the outcome of the election; however, it will be counted for purposes of determining whether there is a quorum.

The proposal to ratify the appointment of our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

Broker non-votes (which are explained in the next question) and abstentions are not counted in the tally of votes “FOR” or “AGAINST” a proposal and, therefore, have no effect on the proposal, assuming a quorum is present.

Q:	Will my shares be voted if I do not sign and return my proxy card or voting instruction form?

A:	They could be. If you are a shareholder of record and do not provide a proxy, your shares will not be voted unless you attend the meeting and vote your shares. If you are a beneficial owner of shares held in street name and do not provide your broker with voting instructions, your broker or other nominee may either use its discretion to vote your shares on “routine” matters (such as the election of directors or the ratification of our independent registered public accounting firm) or leave your shares unvoted. However, for matters deemed “non-routine” by the New York Stock Exchange, your broker or other nominee would not be able to vote without your instructions, in which case your shares would be considered “broker non-votes” on that particular matter.

Q:	Who will count the votes?

A:	A representative of Mellon Investor Services LLC, our registrar and transfer agent, will count the votes and act as the judge of election.

Q:	What does it mean if I get more than one proxy card or voting instruction form?

A:	It may mean that you have multiple accounts at the transfer agent or hold your shares in more than one brokerage account. Please provide voting instructions for all proxy cards and voting instruction forms that you receive. If you are a shareholder of record, we encourage you to contact our transfer agent to obtain information about how to combine your accounts. You may contact our transfer agent at the following address and telephone numbers:
Safeguard Scientifics, Inc.
c/o Mellon Investor Services LLC
P. O. Box 3315
South Hackensack, NJ 07606
Toll Free:                                                                   800.851.9677
TDD Hearing Impaired:                                            800.231.5469
International:                                                             201.680.6578
International TDD Hearing Impaired:                       201.680.6610
If you are a shareholder of record, you also can find information on transferring shares and other useful shareholder information on our transfer agent’s web site at www.melloninvestor.com.

Q:	What is “householding” and how does it affect me?

A:	If you and other residents at your mailing address are the beneficial owner of shares held in street name, your broker, bank or other nominee may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker, bank or other nominee. This practice is commonly referred to as “householding” and potentially provides extra convenience for shareholders and cost savings for companies. Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your broker or other nominee will send only one copy of our annual report and proxy statement to your address; however, each shareholder in your household should continue to receive a separate voting instruction form.

If you are the beneficial owner of shares held in street name and you would like to receive your own set of our annual report and proxy statement in the future, or if you share an address with another Safeguard shareholder and together both of you would like to receive only a single set of Safeguard annual documents, please contact Broadridge by telephone at 800.542.1061. Be sure to provide Broadridge with your name, the name of your brokerage firm, bank or other nominee, and your account number.

If you are currently subject to householding and would like to receive an individual copy of this year’s annual report or proxy statement, we will promptly send a copy to you if you send a written request to Safeguard Scientifics, Inc., Attention: Investor Relations, 435 Devon Park Drive, Building 800, Wayne, PA 19087-1945 or call 877.506.7371.

ELECTION OF DIRECTORS
Item 1 on Proxy Card
Directors are elected annually and serve until the next annual meeting of shareholders. There are 10 nominees for election this year. All of the nominees are currently serving as directors. Each nominee has consented to serve until the next annual meeting if elected. You will find a biography for each nominee below. If any director is unable to stand for re-election after distribution of this proxy statement, the Board may reduce its size or designate a substitute. If the Board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate. The Board recommends a vote “FOR” each nominee. The 10 nominees who receive the highest number of affirmative votes will be elected as directors.
Peter J. Boni, age 61, joined Safeguard as President and Chief Executive Officer and a member of the Board in August 2005. Mr. Boni also is non-executive Chairman of the Board of Intralinks, Inc. and a director of Clarient, Inc. Positions held include Operating Partner for Advent International, Inc., a global private equity firm with $10 billion under management (April 2004 to August 2005); Chairman and Chief Executive Officer of Surebridge, Inc., an applications outsourcer serving the mid-market (March 2002 to April 2004); Managing Principal of Vested Interest LLC, a management consulting firm (January 2001 to March 2002); and President and Chief Executive Officer of Prime Response, Inc., an enterprise applications software provider (February 1999 to January 2001).
Michael J. Cody, age 57, has served on our Board since 2006. Positions held include Partner, Meadowood Capital, LLC, a private equity firm specializing in technology companies (April 2007 to present); Vice President of Corporate Development, responsible for mergers, acquisitions and divestitures at EMC Corporation, a provider of products, services and solutions for information storage and management (1998 until his retirement in March 2007); Director of Corporate Development at United Technologies Corporation, a diversified technology company (1993 to 1998); Managing Director of the investment banking group at Price Waterhouse (1990 to 1993); and Vice President of Investment Banking at Kidder Peabody & Co. (1980 to 1989).
Julie A. Dobson, age 50, has served on our Board since 2003. Ms. Dobson also is a director of PNM Resources, Inc. and non-executive Chairperson of the Board of LCC International, Inc. Positions held include Chief Operating Officer (1998 until February 2002) of TeleCorp PCS, Inc., a wireless/mobile phone company that was acquired by AT&T Wireless, Inc. in late 2001; President of Bell Atlantic Corporation’s New York/ New Jersey Metro Region mobile phone operations (1997 to 1998); and a number of executive positions during her 18-year career with Bell Atlantic Corporation, including sales, operations, and strategic planning and development in the chief executive officer’s office.
Robert E. Keith, Jr., age 65, has served on our Board since 1996 and was appointed Chairman of the Board in October 2001, prior to which he served as Vice Chairman since February 1999. Mr. Keith also is a director of Internet Capital Group, Inc. and Millstream II Acquisition Corporation. Positions held include Managing Director of TL Ventures, a group of venture capital funds, and its predecessor funds (1988 to present); senior adviser to, and co-founder of, EnerTech Capital Partners (1996 to present); member of the Office of the Chief Executive of Safeguard (April 2001 to October 2001); and President (1991 to December 2002) and Chief Executive Officer (February 1996 to December 2002), of Technology Leaders Management, Inc., a private equity capital management company.
Andrew E. Lietz, age 68, has served on our Board since 2003. Mr. Lietz also is a director of Amphenol Corporation and DDi Corp. and a member of the Board of Trustees of the University System of New Hampshire. Positions held include Managing Director and Founder of Rye Capital Management, LLC, a private equity investment firm (2001 to present); Executive Chairman (late 2000 until mid 2002) of Clare Corporation, a designer and manufacturer of integrated circuits, solid-state relays and electronic switches, which was acquired by Ixys Corporation in June 2002; President and Chief Executive Officer (1995 to 2000) of, and several other executive positions during his 16-year career with, Hadco Corporation, a global manufacturer of electronic interconnect products and services; and a variety of positions at IBM Corporation.

George MacKenzie, age 58, has served on our Board since 2003. Mr. MacKenzie also is a director of C&D Technologies, Inc. Positions held include non-executive Chairman of the Board (May 2006 to present) and interim Chief Executive Officer (January 2006 to April 2006) of American Water, a provider of water services in North America; interim Chief Executive Officer of C&D Technologies, Inc., a technology company that produces and markets systems for the conversion and storage of electrical power (March 2005 to July 2005); Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a manufacturer of specialty papers and engineered products (September 2001 to June 2002); Vice Chairman and Chief Financial Officer (1995 until his retirement in 2001) of, and several other executive positions during his 22-year career with, Hercules, Incorporated, a global chemical specialties manufacturer.
George D. McClelland, age 60, has served on our Board since 2006. Positions held include Chairman, CEO and Founder of eSecLending, a provider of securities lending services to the pension industry (2000 to 2001); a director of Riverstone Networks, Inc. and Storage Networks, Inc.; Senior Vice President, responsible for managing many of the portfolio companies of United Asset Management Corporation, a public holding company (1994-2001); multiple corporate management roles at FMR Corp., a diversified financial services company (1987-1991); and Corporate Treasurer of Data General Corporation, a technology company (1972-1987).
Jack L. Messman, age 67, has served on our Board since 1994. Mr. Messman also is a director of RadioShack Corporation and Timminco Limited. Positions held include Chairman of the Board and Chief Executive Officer of Novell, Inc., a provider of infrastructure software products focused around Linux and identity management (2001 to 2006); Chief Executive Officer and President of Cambridge Technology Partners (Massachusetts), Inc., an e-business systems integration company (August 1999 until its acquisition by Novell, Inc. in July 2001); Chairman and Chief Executive Officer of Union Pacific Resources Group Inc., an independent oil and gas exploration and production company (April 1991 to August 1999); and Chairman and Chief Executive Officer of USPCI, Inc., Union Pacific’s environmental services company (May 1988 to April 1991).
Dr. John W. Poduska, Sr., age 69, has served on our Board since 1987. Dr. Poduska also is a director of Novell, Inc. and Anadarko Petroleum Corporation. Positions held include Chairman of Advanced Visual Systems, Inc., a provider of visualization software and solutions (January 1992 to December 2001); President and Chief Executive Officer of Stardent Computer, Inc, a computer manufacturer (December 1989 to December 1991); and Founder, Chairman and Chief Executive Officer of Stellar Computer, Inc., a computer manufacturer and the predecessor of Stardent Computer, Inc. (December 1985 to December 1989).
John J. Roberts, age 62, has served on our Board since 2003. Mr. Roberts also is a director of Armstrong World Industries, Inc. and Vonage Holdings Corp. and a trustee of Pennsylvania Real Estate Investment Trust. Mr. Roberts is a C.P.A. Positions held include Global Managing Partner and a Member of the Leadership Team of PricewaterhouseCoopers LLP at the time of his retirement in June 2002, completing a 35-year career with the professional services firm during which he served in a variety of client service and operating positions.

CORPORATE GOVERNANCE AND BOARD MATTERS
Safeguard’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for the Board’s Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee are available at www.safeguard.com/Governance. Shareholders also may obtain a print copy of these documents, at no cost, by writing to our Secretary at 435 Devon Park Drive, Building 800, Wayne, PA 19087-1945. The Code of Business Conduct and Ethics is applicable to all employees of Safeguard, including each of our executive and financial officers, and the members of our Board. Safeguard intends to post information regarding amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to Safeguard’s directors or executive officers) in the Corporate Governance section of our website. Our website is not part of this proxy statement. All references to our website address are intended to be inactive textual references only.
Board Independence. Safeguard’s common stock is listed on the New York Stock Exchange, which we refer to below as the “NYSE.” To assist the Board in making independence determinations, the Board has adopted categorical standards which are reflected in our Corporate Governance Guidelines. Generally, under these standards, a director does not qualify as an independent director if any of the following relationships exist:
•	currently or within the previous three years, the director has been employed by us, someone in the director’s immediate family has been one of our executive officers, or the director or someone in the director’s immediate family has been employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•	the director or someone in the director’s immediate family is a current partner of a firm that is our internal or external auditor, the director is a current employee of the firm, someone in the director’s family is a current employee of the firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or the director or someone in the director’s immediate family is a former partner or employee of such a firm and personally worked on our audit within the last three years;

•	the director or someone in the director’s immediate family received, during any 12-month period within the last three years, more than $100,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service that are not contingent in any way on continued service);

•	the director is a current employee or holder of more than 10% of the equity of another company, or someone in the director’s immediate family is a current executive officer or holder of more than 10% of the equity of another company, that has made payments to or received payments from us, in any of the last three fiscal years of the other company, that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•	the director is a current executive officer of a charitable organization to which we have made charitable contributions in any of the charitable organization’s last three fiscal years that exceeds the greater of $1 million or 2% of that charitable organization’s consolidated gross revenues.
The Board has determined that Michael Cody, Julie Dobson, Andrew Lietz, George MacKenzie, George McClelland, Jack Messman, John Poduska and John Roberts have no direct or indirect material relationships with us other than their directorship and, therefore, are independent within the meaning of the NYSE listing standards and satisfy the categorical standards contained in our Corporate Governance Guidelines. In reviewing Mr. Cody’s independence, the Board determined that EMC Corporation’s purchases of IT consulting and software solutions from Alliance Consulting Group Associates, Inc., a majority-owned subsidiary of Safeguard, did not exceed the threshold in our categorical standards for determining independence and did not adversely impact Mr. Cody’s independence, as the relationship was not material to either Safeguard or EMC.
Board Structure and Committee Composition. At the date of this proxy statement, Safeguard’s Board has 10 members and four standing committees. The Board held eight meetings in 2006, one of which was a joint meeting with the Compensation Committee. Each incumbent director attended at least 75% of the total number of meetings of the Board and committees of which he or she was a member. Directors are invited, but not required, to attend annual meetings of Safeguard shareholders. Six directors attended the 2006 annual meeting of shareholders. Under our Corporate Governance Guidelines and NYSE listing standards, non-employee directors meet in executive session at each regularly scheduled Board meeting, outside of the presence of any management directors and any other members of Safeguard’s management who may otherwise be present, and during at least one session per year, only independent directors are present. The Chair of the Nominating & Corporate Governance Committee presides at these sessions. The table below describes the membership of each of the standing committees during 2006 and the number of meetings held by each of these committees during 2006.

Nominating &
	Acquisition	Audit	Compensation	Corporate Governance

Number of Meetings held in 2006	4	9	6	5
Membership:
Peter J. Boni	✓
Michael J. Cody	✓
Julie A: Dobson		✓	Chair
Robert E. Keith, Jr.	Chair
Andrew E. Lietz			✓	Chair
George MacKenzie		Chair
George D. McClelland		✓
Jack L. Messman	✓			✓
John W. Poduska, Sr.	✓			✓
Robert Ripp	†			†
John J. Roberts		✓	✓

An † denotes former committee member. Messrs. McClelland and Cody were appointed to committees when they joined our Board in July 2006 and October 2006, respectively. Mr. Ripp retired from our Board in May 2006.
Acquisition Committee. The Board has delegated to the Acquisition Committee the authority to approve, between regularly scheduled Board meetings, the following transactions:
•	follow-on transactions in existing partner companies involving amounts between $5 million and $20 million;

•	new transactions involving amounts between $10 million and $20 million; and

•	divestitures of existing partner companies involving amounts between $10 million and $20 million.
Audit Committee. The Audit Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:
•	assist the Board in fulfilling its responsibilities for general oversight of the integrity of Safeguard’s financial statements, Safeguard’s compliance with legal and regulatory requirements, and the performance of Safeguard’s internal audit function;

•	interact with and evaluate the performance, qualifications and independence of Safeguard’s independent registered public accounting firm;

•	review and approve related party transactions; and

•	prepare the report required by SEC regulations to be included in the proxy statement.
The Audit Committee has the sole authority to retain, set compensation and retention terms for, terminate and oversee the relationship with Safeguard’s independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee also oversees the activities of the internal auditor, reviews the effectiveness of the internal audit function and approves the appointment of the internal auditor. The Audit Committee has the authority to obtain advice, counsel and assistance from internal and external legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding from Safeguard for such advice and assistance. The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is reviewed annually by the Committee. The Audit Committee Charter is available through the Corporate Governance link on Safeguard’s website at www.safeguard.com/Governance.
The Board has determined that each member of the Audit Committee meets the independence requirements established by SEC regulations, the NYSE listing standards and our Corporate Governance Guidelines. The Board has determined that Messrs. MacKenzie and Roberts are “audit committee financial experts” within the meaning of the SEC regulations, and the Board has determined that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the NYSE listing standards. Mr. Roberts serves as a member of the audit committee of the board of directors of four publicly-traded companies, including our Audit Committee. The Board has determined that such simultaneous service does not impair Mr. Roberts’ ability to effectively serve on our Audit Committee.
Compensation Committee. The Compensation Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:
•	approve the philosophy for compensation of our executive officers and other employees;

•	establish compensation (including base salary, incentive compensation and equity-based programs) for our Chief Executive Officer and other executive officers;

•	administer the long- and short-term compensation and performance-based incentive plans (which are cash and equity based);

•	approve employment agreements and perquisites provided to our executive officers;

•	review management’s recommendations for our broad-based employee benefit plans;

•	evaluate and recommend to the Board the compensation for all non-employee directors for service on the Board and its committees; and

•	review and discuss with management the Compensation Discussion and Analysis and recommend to the Board its inclusion in our proxy statement.
The Compensation Committee Charter is available through the Corporate Governance link on Safeguard’s website at www.safeguard.com/Governance. The Board has determined that each member of the Compensation Committee meets the independence requirements established in the NYSE listing standards and our Corporate Governance Guidelines.
A discussion of some of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is contained in “Compensation Discussion and Analysis—Setting Executive Compensation.” Additional processes and procedures include the following:
•	Meetings. The Compensation Committee generally meets five times each year, with additional meetings being scheduled as needed. The annual committee calendar is established prior to the beginning of each year, and agendas for each meeting are established in consultation with the Compensation Committee Chair. The Compensation Committee meets in executive session during or prior to the end of each regularly scheduled meeting.

•	Role of Independent Consultant. The Compensation Committee has retained the services of an independent compensation consultant, Hewitt Associates, to assist the Compensation Committee in its deliberations regarding executive officer and director compensation. Specifically, Hewitt Associates provided information relating to competitiveness of pay levels, compensation design, market trends and technical considerations and assisted the Compensation Committee with the reporting of executive compensation under the SEC’s proxy disclosure rules. These services, which are provided in support of decision-making by the Compensation Committee, are the only services that the compensation consultant performs for Safeguard. Hewitt Associates reports to and acts at the direction of, and attends selected meetings as requested by, the Chair of the Compensation Committee. The Compensation Committee, which has the sole authority to hire and terminate the consultant, evaluates the performance of the consultant annually.

•	Role of Executive Team. The Compensation Committee discusses its compensation views with the Chief Executive Officer. Management provides the Compensation Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our executive officers. The tally sheets include the annual cash compensation (salary, target cash incentive award and perquisites), the value of benefits provided to our executive officers, the potential severance payments should an executive officer’s employment terminate under various scenarios, and the outstanding equity awards held by each executive officer. The Chief Executive Officer also makes recommendations to the Compensation Committee for salary adjustments and equity and non-equity plan participation and awards to the named executive officers and other employees. However, other than for compensation that has been established contractually or under quantitative formulas established by the Compensation Committee each year under our management incentive plan, the Compensation Committee exercises its own discretion in determining compensation for the named executive officers. Additional information can be found in “Compensation Discussion and Analysis—Role of Executive Team in Compensation Decisions.”
Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:
•	establish criteria for the selection of directors;

•	consider qualified Board candidates recommended by shareholders;

•	recommend to the Board the nominees for director, including nominees for director in connection with Safeguard’s annual meeting of shareholders;

•	conduct an annual evaluation of the Board and its members and oversee the evaluations of each of the Board committees;

•	take a leadership role in shaping Safeguard’s corporate governance policies, including developing and recommending to the Board Safeguard’s Corporate Governance Guidelines and Code of Business Conduct and Ethics;

•	evaluate the performance of the Chief Executive Officer; and

•	monitor the process of succession planning for the Chief Executive Officer and executive management.
The Nominating & Corporate Governance Committee Charter is available through the Corporate Governance link on Safeguard’s website at www.safeguard.com/Governance. The Board has determined that each member of the committee meets the independence requirements established in the NYSE listing standards and our Corporate Governance Guidelines. During 2006, Mr. Boni recommended Messrs. McClelland and Cody to the Nominating & Corporate Governance Committee as potential candidates for Safeguard’s Board. Following completion of their consideration of these Board candidates, the Nominating & Corporate Governance Committee recommended to our Board, and our Board appointed, Messrs. McClelland and Cody as directors in July 2006 and October 2006, respectively. The Nominating & Corporate Governance Committee recommended the nomination of, and our Board nominated, Messrs. McClelland and Cody for election as directors by our shareholders at the 2007 annual meeting.
Annual Performance Evaluations. The directors and Nominating & Corporate Governance Committee annually assess the performance of the Board based on input from all directors. The Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee also annually assess their respective performance and committee processes.
Review and Approval of Transactions with Related Persons. The Board has adopted a written policy which charges the Audit Committee with the responsibility of reviewing with management at each regularly scheduled meeting and determining whether to approve any transaction (other than a transaction that is available to all employees generally on a non-discriminatory basis) between us and our directors, director nominees and executive officers or their immediate family members. Between regularly scheduled meetings of the Audit Committee, management may preliminarily approve a related party transaction, subject to ratification of the transaction by the Audit Committee. If the Audit Committee does not ratify the transaction, management will make all reasonable efforts to cancel the transaction.
Communications with Safeguard’s Board and Audit Committee. Any shareholder or other interested party may communicate with our Board or any specified non-management director(s) by addressing the communication in care of our Secretary as follows:
c/o Secretary
Safeguard Scientifics, Inc.
435 Devon Park Drive, Building 800
Wayne, PA 19087-1945

All communications are initially reviewed by our Secretary. The Chair of the Audit Committee is advised promptly of any communication that alleges misconduct on the part of Safeguard’s management or raises legal, ethical or compliance concerns about Safeguard’s policies or practices.
Safeguard’s Audit Committee also has established procedures for confidential, anonymous submission of complaints by employees and for receipt, retention and treatment of complaints, from whatever source, received by Safeguard, regarding accounting, internal accounting controls or auditing matters. All such communications are initially sent to the Chair of the Audit Committee and, if requested by the Chair, may be sent to the other members of the Audit Committee. Any person who desires to contact the Audit Committee may do so by addressing correspondence to Chair, Audit Committee, in care of our Secretary at the address noted above.
The Chair of the Audit Committee also receives updates on other communications to the Board, Audit Committee or non-employee directors that raise issues related to the affairs of Safeguard but which do not fall into the two prior categories. The Chair of the Audit Committee determines which of these communications he would like to see.
Our Secretary maintains a log of all communications which are available for review upon request of any member of the Board. Typically, we do not forward to our non-management directors communications from our shareholders or other communications which are of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, business plan or other business opportunity submissions, inquiries related to products or services provided by Safeguard’s companies, spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys or polls, business solicitations or advertisements, and any material that relates to improper or irrelevant topics or is unduly hostile, threatening, illegal or similarly unsuitable.
Process for Submission of Shareholder Recommendations for Board Nominees. In considering candidates, the Nominating & Corporate Governance Committee seeks the following attributes for a director nominee:
•	a strong record of personal integrity and ethical conduct;

•	a leader in the companies or institutions with which he or she is affiliated;

•	competencies, skills and experiences that are complementary to the background and experience represented on Safeguard’s Board and that meet the needs of Safeguard’s strategy and business;

•	the willingness and ability to devote sufficient time to fulfill his or her responsibilities to Safeguard and our shareholders;

•	the ability to represent the long-term interests of our shareholders; and

•	the ability to provide relevant advice and counsel to management and best perpetuate the success of Safeguard’s business.
The Nominating & Corporate Governance Committee considers properly submitted shareholder recommendations of director candidates in substantially the same manner as it considers director candidate recommendations from other sources. Any shareholder recommendation must include the following: the nominee’s name and the information about the nominee that would be required in a proxy statement under the SEC’s rules; information about the relationship between the nominee and the nominating shareholder; proof of the number of shares of Safeguard common stock that the nominating shareholder owns and the length of time the shares of Safeguard common stock have been owned; and a letter from the nominee certifying his or her willingness to serve, if elected, as a director.
Recommendations, which must be received not later than December 22, 2007, should be directed to:
Chair, Nominating & Corporate Governance Committee
c/o Secretary
Safeguard Scientifics, Inc.
435 Devon Park Drive, Building 800
Wayne, PA 19087-1945

Board Compensation. During 2006, each of our non-employee directors was compensated for his or her service as a director as shown in the table below:

Compensation Item	Amount

Annual Board Retainers:
Chairman of the Board	$50,000
Other Directors	35,000
Additional Annual Chair Retainers:
Audit Committee	10,000
Compensation Committee	7,500
Nominating & Corporate Governance Committee	5,000
Meeting Attendance Fees:
Board	2,000
Committee	1,500
We also reimburse our directors for expenses they incur to attend our Board and Committee meetings.
Each director who is not an employee of Safeguard receives an initial option grant to purchase 50,000 shares of Safeguard common stock upon initial election to the Board. Each non-employee director also receives an annual service option grant to purchase 25,000 shares. Directors’ options have an eight-year term. Initial option grants vest as to 25% of the underlying shares on each of the first four anniversaries of the grant date. Annual service option grants fully vest on the first anniversary of the grant date. The exercise price is equal to the fair market value of a share of our common stock on the grant date. Upon appointment to the Board, on July 26, 2006, Mr. McClelland received an initial option grant to purchase 50,000 shares at an exercise price of $1.9801 per share, and on October 25, 2006, Mr. Cody received an initial option grant to purchase 50,000 shares at an exercise price of $2.265 per share. On December 18, 2006, each non-employee director (including Messrs. Cody and McClelland) received an annual service option grant to purchase 25,000 shares at an exercise price of $2.30 per share.
Safeguard maintains a Group Deferred Stock Unit Program for Directors (“Directors’ DSU Program”) which allows each director, at his or her election, to receive deferred stock units in lieu of retainer and meeting fees paid to directors (“Directors’ Fees”). The deferral election applies to Directors’ Fees to be received for the calendar year following the year in which the election is made and remains in effect for each subsequent year unless the director elects otherwise by the end of the calendar year prior to the year in which the services are rendered. The number of deferred stock units awarded is determined by dividing the Directors’ Fees by the fair market value of Safeguard’s stock on the date on which the director would have otherwise received the Directors’ Fees. Each director also receives a number of matching share units, based on the same fair market value calculation, equal to 25% of the Directors’ Fees deferred. A director is always fully vested in Directors’ Fees deferred; the matching share units vest fully on the first anniversary of the date the matching share units are credited to the director’s account. Each deferred stock unit entitles the director to receive one share of Safeguard common stock on or about the first anniversary of the date upon which the director leaves the Safeguard Board. A director also may elect to receive the stock in annual installments over a period of up to five years after leaving the Board.

Director Compensation – 2006. The following table provides information on compensation earned during 2006 by each non-employee director who served on our Board at any time during 2006:

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)(1)	($)(2)(3)(5)	($)(3)(4)(5)	($)(6)

Michael J. Cody (7)	10,756	—	4,266	15,022
Julie A. Dobson	79,000	—	43,318	122,318
Robert E. Keith, Jr.	68,500	23,882	64,389	156,771
Andrew E. Lietz	72,500	—	80,207	152,707
George MacKenzie	74,500	—	43,318	117,818
George D. McClelland (7)	29,622	—	7,812	37,434
Jack L. Messman	57,500	216	64,389	122,105
John W. Poduska, Sr.	64,500	—	64,389	128,889
Robert Ripp (7)	15,442	—	54,430	69,872
John J. Roberts	70,000	2,932	43,318	116,250

(1)	Mr. Keith deferred payment of all Directors’ Fees he earned for services provided during 2006. Mr. Keith received deferred stock units in lieu of Directors’ Fees that he deferred and matching deferred stock units equal to 25% of the Directors’ Fees that he deferred. Directors who defer fees and receive deferred stock units are essentially investing in common stock equivalents that are initially valued based on the current market value of our common stock on the date of issuance. As a result, the value of their deferred stock units will fluctuate with the market value of our common stock.

(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 for deferred stock units awarded in and prior to 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised), which we refer to as “FAS 123(R),” excluding the effect of estimated forfeitures. The fair value of the matching deferred stock units is determined by multiplying the number of shares underlying the matching deferred stock units by the average of the high and low trading prices of Safeguard’s common stock, as reported on the New York Stock Exchange consolidated tape, on the grant date. The grant date fair values of the matching deferred stock units issued to Messrs. Keith and Roberts in 2006 were $16,251 and $1,095, respectively. The matching deferred stock units issued to Mr. Roberts related to fees deferred by Mr. Roberts that were earned during the fourth quarter of 2005. These were the only matching deferred stock units issued to directors during 2006. For a discussion of valuation assumptions, see footnote 2 to the Summary Compensation Table under the heading “Executive Compensation.”

(3)	At December 31, 2006, each of the directors named below held the number of outstanding deferred stock units and stock options to purchase the number of shares of our common stock shown next to his or her name:

	Deferred Stock
Name	Units	Stock Options

Michael J. Cody	—	75,000
Julie A. Dobson	—	97,500
Robert E. Keith, Jr.	122,546	213,500
Andrew E. Lietz	—	130,000
George MacKenzie	—	127,000
George D. McClelland	—	75,000
Jack L. Messman	20,654	138,500
John W. Poduska, Sr.	—	138,500
Robert Ripp	—	105,000
John J. Roberts	26,779	130,000

(4)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 for stock options awarded in and prior to 2006 in accordance with FAS 123(R), excluding the effect of estimated forfeitures. The fair value of the stock options is estimated at the date of grant using the Black-Scholes option-pricing model. The grant date fair values of the stock options issued during 2006 were as follows: Mr. Cody – $100,550; Mr. McClelland – $94,900; and each of Ms. Dobson and Messrs. Keith, Lietz, MacKenzie, Messman, Poduska and Roberts – $33,860. For a discussion of valuation assumptions, see footnote 2 to the Summary Compensation Table under the heading “Executive Compensation.”

(5)	Our equity compensation plans provide for the accelerated vesting of deferred stock units and stock options granted to non-employee directors upon retirement from the Board on or after their 65th birthday. Messrs. Keith, Lietz, Messman and Poduska are currently eligible for accelerated vesting if they retire. In accordance with FAS 123(R), the amounts shown for these four directors include the entire expense for all grants issued to them during 2006. The amount shown for Mr. Ripp includes the remaining unamortized expense relating to his options, which was accelerated when he retired from the Board in May 2006.

(6)	Directors also are eligible for reimbursement of expenses incurred in connection with attendance at Board and Committee meetings. These amounts are not included in the table above.

(7)	Mr. Cody joined our Board in October 2006, Mr. McClelland joined our Board in July 2006, and Mr. Ripp retired from our Board in May 2006.
Stock Ownership Guidelines. Our stock ownership guidelines provide that within five years of December 31, 2005 (for directors who served on our Board at that date) or within five years of joining our Board, each non-employee director should attain an equity position in our common stock equal to two times the annual cash Board retainer. Shares counted toward these guidelines include:
•	shares beneficially owned by the director;

•	vested shares of restricted stock;

•	vested deferred stock units that have been credited to the director; and

•	shares underlying vested, in-the-money options.
At March 31, 2007, each non-employee director, other than directors newly appointed to our Board in 2006, had achieved this ownership goal.

RATIFICATION OF APPOINTMENT OF KPMG LLP
Item 2 on Proxy Card
The Audit Committee, composed entirely of independent, non-employee members of the Board, approved the reappointment of KPMG LLP (“KPMG”) as Safeguard’s independent registered public accounting firm for the fiscal year ending December 31, 2007, and the Board has recommended that our shareholders ratify the appointment. If the shareholders do not ratify the appointment, the Audit Committee may reconsider its recommendation and may retain KPMG or another accounting firm without resubmitting the matter to shareholders. Even if the shareholders ratify the appointment of KPMG, the Audit Committee may select another firm if it determines such selection to be in the best interest of Safeguard and its shareholders.
Services provided to Safeguard and its subsidiaries by KPMG in fiscal 2006 and fiscal 2005 are described below under “Independent Registered Public Accounting Firm—Audit Fees.” Representatives of KPMG are expected to attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The Board recommends a vote “FOR” the proposal to ratify the appointment of KPMG as Safeguard’s independent registered public accounting firm for the year ending December 31, 2007. Ratification requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on the proposal.
Independent Registered Public Accounting Firm—Audit Fees
The following table presents fees for professional services rendered by KPMG for the audit of Safeguard’s consolidated financial statements for fiscal 2006 and fiscal 2005 and fees billed for audit-related services, tax services and all other services rendered by KPMG for fiscal 2006 and fiscal 2005. This table includes fees billed to Safeguard’s consolidated subsidiaries for services rendered by KPMG.

	2006	2005

Audit Fees (1)	$1,999,974	$2,055,374
Audit-Related Fees (2)	99,786	32,200
Tax Fees (3)	379,119	255,825
All Other Fees	—	—

Total	$2,478,879	$2,343,399

(1)	Audit fees include the aggregate fees for professional services rendered in connection with the audit of the consolidated financial statements included in our Annual Report on Form 10-K, the review of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, consents and other services related to SEC and other regulatory filings, and KPMG’s assurance services provided in connection with the assessment and testing of internal controls over financial reporting pursuant to Section 404 of the Sarbanes Oxley Act of 2002.

(2)	Audit-related fees include the aggregate fees billed by KPMG principally for audits of financial statements of certain employee benefit plans, statutory audits of non-U.S. subsidiaries and officer expense review.

(3)	Tax fees include the aggregate fees billed by KPMG for tax consultation and tax compliance services.
The Audit Committee pre-approves each service to be performed by KPMG at its regularly scheduled meetings. For any service that may require pre-approval between regularly scheduled meetings, the Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve services not prohibited by law to be performed by Safeguard’s independent registered public accounting firm and associated fees up to a maximum for non-audit services of $100,000, and the Chair communicates such pre-approvals to the Audit Committee at its next regularly scheduled meeting.

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of Safeguard’s financial statements, Safeguard’s compliance with legal and regulatory requirements, the performance of Safeguard’s internal audit function, review and approval of related party transactions, and the performance, qualifications and independence of Safeguard’s independent registered public accounting firm.
Safeguard’s management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of Safeguard’s consolidated financial statements in accordance with accounting principles generally accepted in the United States. Safeguard’s independent registered public accounting firm is responsible for auditing those financial statements and issuing opinions as to the conformity of Safeguard’s audited financial statements with accounting principles generally accepted in the United States, the effectiveness of Safeguard’s internal control over financial reporting and management’s assessment of the internal control over financial reporting.
Throughout the year, the Audit Committee regularly meets with management of Safeguard, Safeguard’s independent registered public accounting firm and the internal auditor. The Audit Committee also regularly meets with these groups in closed sessions. In this context, the Audit Committee hereby reports as follows:
1.	The Audit Committee reviewed Safeguard’s audited consolidated financial statements for fiscal year 2006 and met and held discussions with management and KPMG regarding the audited financial statements.

2.	The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and discussed with KPMG its independence.

4.	Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Safeguard’s Annual Report on Form 10-K for fiscal year 2006.
Members of the Audit Committee:
George MacKenzie, Chair           Julie A. Dobson           George D. McClelland           John J. Roberts

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS
The following table shows the number of shares of Safeguard common stock beneficially owned (unless otherwise indicated) as of March 31, 2007, by our directors, our executive officers named in the Summary Compensation Table in this proxy statement, and our directors and executive officers as a group. On March 31, 2007, there were no known beneficial owners of greater than 5% of our common stock outstanding. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of March 31, 2007 through the exercise of Safeguard stock options are included. On March 31, 2007, there were 120,771,313 shares of common stock outstanding and 3,698,804 shares underlying stock options held by current executive officers and directors that were exercisable on or before May 30, 2007.

			Shares
	Outstanding		Beneficially
	Shares	Options	Owned Assuming	Percent of	Other Stock-Based
	Beneficially	Exercisable	Exercise of	Outstanding	Holdings (2)
Name	Owned	Within 60 Days	Options	Shares (1)	Vested	Unvested

Peter J. Boni	190,000	1,129,556	1,319,556	1.1%	—	—
Michael J. Cody	—	—	—	*	—	—
Julie A. Dobson	40,500	72,500	113,000	*	—	—
Robert E. Keith, Jr.	153,366	188,500	341,866	*	125,392	5,824
Andrew E. Lietz	45,000	105,000	150,000	*	—	—
George MacKenzie	3,000	102,000	105,000	*	—	—
George D. McClelland	10,000	—	10,000	*	—	—
Jack L. Messman	38,000	113.500	151,500	*	20,654	—
John W. Poduska, Sr.	12,500	113,500	126,000	*	—	—
John J. Roberts	—	105,000	105,000	*	26,779	—
James A. Datin	60,072	596,725	656,797	*	—	—
John A. Loftus	61,827	746,247	808,074	*	—	—
Steven J. Feder	16,959	366,276	383,235	*	—	—
Stephen T. Zarrilli	—	60,000	60,000	*	—	—
Christopher J. Davis	177,426	789,514	966,940	*	255,000	—

Executive officers and directors as a group (14 persons) (3)	631,224	3,698,804	4,330,028	3.5%	172,825	5,824

(1)	Each director and named executive officer has the sole power to vote and to dispose of the shares (other than shares held jointly with an individual’s spouse) except 900 shares held by Mr. Keith’s spouse, as to which Mr. Keith disclaims beneficial ownership, and 3,125 shares held by Mr. Feder’s spouse. An * indicates ownership of less than 1% of the outstanding shares.

(2)	The shares in this column represent deferred stock units that have been credited to each individual. The deferred stock units, which may not be voted or transferred, are payable, on a one-for-one basis, in shares of Safeguard common stock following an individual’s termination of employment with Safeguard or service on the Safeguard Board. See “Corporate Governance and Board Matters—Board Compensation.”

(3)	Excludes Mr. Davis, who resigned in December 2006.
As of March 31, 2007, the executive officers and directors of Safeguard owned less than 1% of the shares of common stock outstanding of Clarient, Inc., a publicly-traded partner company of Safeguard. The executive officers and directors of Safeguard did not own shares of any other Safeguard subsidiary.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than 10% holders of our common stock to file with the SEC reports of ownership of our securities and changes in ownership of our securities. Based solely on our review of the copies of reports we have received and upon written representations from the reporting persons that no Form 5 reports were required to be filed by those persons, Safeguard believes there were no late filings by our directors and executive officers during 2006. There were no known holders of greater than 10% of our common stock during 2006.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The Compensation Committee (for purposes of this analysis, the “Committee”) is responsible for establishing our compensation philosophy and determining the compensation provided to the individuals who serve as our Chief Executive Officer, Chief Financial Officer and the other individuals included in the Summary Compensation Table (referred to as the “named executive officers”) and our other executive officers. The Committee reviews our compensation philosophy each year to assure that its principles and objectives are aligned to our overall business strategy and aligned with the interests of shareholders in increasing the value of our common stock over the long-term.
Compensation Philosophy and Objectives
Our overall goals in compensating our executive officers are to:
•	attract, retain and motivate outstanding executives who can thrive in a competitive environment of continuous change and whose experience and skills can be leveraged across our partner companies to facilitate their growth and success;

•	promote and reward the achievement of short-term and long-term objectives that our Board and management believe will lead to long-term growth in shareholder value; and

•	encourage meaningful equity ownership and the alignment of executive and shareholder interests as an incentive to increase shareholder value.
We design our executive compensation program to provide an appropriate mix of fixed and variable, at-risk pay; balance short-term performance with long-term shareholder value; and encourage executive recruitment and retention. There is no pre-established target for the allocation between either cash and non-cash or short-term and long-term compensation. Rather, the Committee reviews information provided by management as well as its independent compensation consultant, Hewitt Associates, to determine the appropriate level and mix of incentive compensation. During 2006, we used the following principal elements of compensation to meet our overall goals:

Base Pay	à	fixed compensation based on competitive market practice that rewards an executive’s core competencies relative to his skills, experience and contributions to us and our partner companies;

Annual Cash Incentives	à	variable, at-risk, performance-based incentive compensation that rewards an executive’s contributions towards the achievement of short-term corporate and individual performance objectives;

Long-Term Incentives	à	equity awards that encourage executive ownership of our stock and promote continued employment with us during the long-term vesting period, thereby aligning executives’ interests with those of our shareholders to increase shareholder value through improvement in our stock price over the long-term;

Health and Welfare Benefits	à	benefits that are part of our broad-based employee benefit programs, including medical, dental, life insurance, and disability plans, our 401(k) plan and our nonqualified deferred compensation plan;

Perquisites	à	limited additional benefits that are available to our executive officers; and

Severance and Change-in-Control Arrangements	à	severance benefits that are payable in the event of a termination of employment without cause or for good reason, either involuntarily or in connection with a change-in-control, provide retention incentives for our executive officers as well as continuity of executive management in the event of an actual or threatened change in control.

Role of Executive Team in Compensation Decisions
The Committee makes all compensation decisions with respect to the named executive officers.
In determining the compensation of the Chief Executive Officer, the Committee considers the results of the performance assessment conducted each year by the Nominating & Corporate Governance Committee, which includes the Chief Executive Officer’s self-assessment of achievement of his individual objectives and the assessment of his performance by each Board member. The Committee also discusses its compensation views with the Chief Executive Officer directly. The Chief Executive Officer is not present when the Committee makes its final determinations concerning his compensation.
The Chief Executive Officer assesses each other named executive officer’s performance and makes a recommendation to the Committee concerning achievement of individual objectives. The Chief Executive Officer also makes recommendations to the Committee concerning salary adjustments and equity and non-equity grants to the named executive officers and other employees. In determining the compensation of other executive officers, the Committee considers the Chief Executive Officer’s assessment and recommendations. However, the Committee exercises its own discretion in determining whether to accept or modify the Chief Executive Officer’s recommendations. These individuals are not present when the Committee and the Chief Executive Officer review their performance, nor when the Committee makes its final determinations concerning their compensation.
Setting Executive Compensation
In setting compensation of our executive officers, the Committee believes that a significant portion of each officer’s total compensation should be variable or “at-risk.” These variable components are not guaranteed to provide compensation – they require achievement of strategic and operating corporate objectives, as well as individual performance objectives, to earn annual cash incentives and stock price appreciation for executive officers to realize value from stock options and other equity incentive awards granted as long-term incentives.
Management provides the Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our executive officers. The tally sheets include the annual cash compensation (salary and cash incentive target opportunity), the value of benefits and other perquisites provided to our executive officers, and the potential severance payments should an executive officer’s employment terminate under various scenarios, as well as the outstanding equity awards held by each executive officer. The Committee has found these tally sheets to be useful in its evaluation of the total compensation program for our executive officers.
The Committee from time to time has reviewed a comparison of each element of total compensation against a group of specific companies and industries against which we believe we compete for talent and for shareholder investment, including the private equity industry, as well as by reference to industry-specific compensation surveys. However, we recognize that our business strategy, industry focus and diverse array of partner companies make comparisons to other companies difficult. Also, based on the inherent challenge in matching companies, job positions and skill sets, we have viewed some of these comparisons as more appropriate for some positions than others. In recognition of the historical nature of the benchmarking data and the challenge in matching not only companies but also job positions and skill sets, we have looked to this data for general guidance rather than rigid adherence to specific percentages.
We historically have targeted base pay levels generally at or near the 50th percentile of base salaries for executives having comparable duties and responsibilities to our executive officers. Total compensation, including both annual cash incentives and long-term incentives, was targeted historically to fall at or near the 75th percentile of total compensation for executives having substantially comparable duties and responsibilities to our executive officers, assuming achievement of Safeguard’s business objectives. During the review of our compensation philosophy for 2006, the Committee determined that we should continue to review compensation in comparison to the historically targeted 50th and 75th percentiles for base pay and total compensation, respectively, but that the overall objectives of our compensation philosophy would be better achieved through flexibility in determining pay levels to address differences in duties and responsibilities, individual experience, skill levels and achievements, rather than rigid adherence to specific target percentiles.
In the prior year, the Committee approved employment agreements with Messrs. Boni and Datin that established the terms of their respective compensation based on employment negotiations. The Committee also approved increases in Mr. Loftus’ base salary and variable cash incentive target under our management incentive plan in connection with his promotion in September 2005. See “Executive Compensation—Summary Compensation Table – 2006” for additional information regarding employment agreements. Due to the limited number of changes in executive compensation contemplated for 2006 (with most of the named executive officers, including our Chief Executive Officer, having assumed their positions during 2005), the Committee did not ask Hewitt Associates to prepare a compensation report comparing our executive compensation to other companies or surveys during the latter part of 2005. Instead, the Committee reviewed management-gathered industry survey data on compensation trends, including published compensation information from Internet Capital Group, Inc., a holding company that acquires and builds Internet software companies, as well as several private equity and industry-specific compensation surveys, and discussed with our Chief Executive Officer his recommendations for compensation changes for 2006. During the second half of 2006, Hewitt Associates prepared a report to provide the Committee with comparative data for reference in its review and establishment of 2007 compensation levels and the Committee’s consideration of 2006 equity awards, which the Committee generally awards in December.
2006 Compensation Program
Base Pay. Base pay is established initially on the basis of several factors, including experience, individual achievements, the level of responsibility assumed, and the level of skills and experience that can be leveraged across our partner companies to facilitate their growth and success. Each of our named executive officers has an employment agreement with us which sets his initial base salary. Base salaries typically are reviewed annually by the Committee, as well as in connection with a promotion or other changes in job responsibilities. In reviewing the appropriate level of base pay for our executive officers for 2006, the Committee considered the compensation comparisons, as described above, and the recommendations of the Chief Executive Officer. Based on its review, in December 2005, the Committee left unchanged, or modified only slightly, base salary levels for our named executive officers for 2006 as shown below:

Name	2005 Base Salary	2006 Base Salary

Peter J. Boni	$600,000	$600,000
James A. Datin	$375,000	$375,000
John A. Loftus	$250,000	$275,000
Steven J. Feder	$300,000	$325,000
Christopher J. Davis	$375,000	$375,000
In December 2006, Christopher Davis, our former Executive Vice President and Chief Administrative & Financial Officer, resigned, and we entered into a consulting agreement with Stephen Zarrilli pursuant to which he commenced service as Acting Senior Vice President, Acting Chief Administrative Officer and Acting Chief Financial Officer. Mr. Zarrilli is a managing partner of Penn Valley Group, a middle-market management advisory and private equity firm which he co-founded in October 2004. Mr. Zarrilli will serve as our Acting Senior Vice President, Acting Chief Administrative Officer and Acting Chief Financial Officer until a permanent replacement has been identified and for up to a 30-day transition period following his successor’s commencement of employment. Mr. Zarrilli receives a retainer of $2,500 per day, subject to a maximum monthly retainer of $50,000 and a maximum retainer of $50,000 during the 30-day transition period following his successor’s commencement of employment. During 2006, we paid Mr. Zarrilli $15,000 for his services.
Cash Incentives. In February 2006, the Committee adopted the 2006 Management Incentive Plan (the “2006 MIP”) to provide variable cash incentives to our executive officers and other employees based on 2006 performance. The 2006 MIP program, which emphasized teamwork among members of management to achieve key business objectives, was based:
•	80% on the achievement of corporate objectives; and

•	20% on the achievement of individual objectives.

We believe that short-term compensation (such as base salary and annual cash incentive awards) should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather on our executives’ management of the company towards achieving our goal of long-term growth in shareholder value. The price of our stock should, in the long term, reflect our performance, and the performance of our stock will directly affect the value of stock options and other equity incentive awards provided to our executive officers as part of our compensation program.
Therefore, to align the 2006 MIP with our 2006 business strategy, the Committee established the following corporate objectives and weightings (representing 80% (or 80 points) of the total 2006 MIP target award):

Weighting	Corporate Objectives

35%	Achievement of specified levels of deployment of capital in acquisitions of new partner companies and/or funding to support acquisitions or other similar strategic opportunities for existing partner companies, with achievement being measured based on a formula for the amount of capital deployed and the number of transactions completed;

20%	Achievement of capital generation through asset sales, with achievement being measured based on a formula for the amount of capital generated and the number of transactions completed;

20%	Achievement of specified levels of revenues or profitability for partner companies reported as consolidated in our financial statements and certain other minority holdings, with each measure selected to reflect the respective partner company’s stage of growth, and achievement being measured by the Committee based on its subjective evaluation of achievement of partner company performance; and

25%	Overall performance of Safeguard and our corporate staff, based on the Committee’s subjective evaluation.
The Committee established targets for these objectives by taking into consideration the anticipated level of difficulty in achieving our 2006 business plan and the Committee’s judgment of acceptable performance. The award criteria were designed to provide management with a meaningful opportunity to meet the criteria for a target award, but not guarantee achievement. The formula was intended to provide increased economic incentives for exceeding the target award and some economic recognition, albeit reduced, for near achievement of the target.
At the beginning of 2006, each executive officer also prepared written individual objectives that were reviewed and approved by the Chief Executive Officer. The Chief Executive Officer’s individual objectives were reviewed and approved by the Committee. The individual objectives varied depending upon each participant’s roles and responsibilities.
Based on the factors set forth above, the Committee set the following variable cash target awards for 2006 for our named executive officers (in accordance with the terms of their respective agreements):

Target Variable
Name	Cash Incentive

Peter J. Boni	$600,000
James A. Datin	$375,000
John A. Loftus	$275,000
Steven J. Feder	$175,000
Christopher J. Davis	$325,000
Mr. Zarrilli was not an eligible participant in our 2006 MIP.
There was no mandatory minimum award payable under the 2006 MIP. The actual cash incentive award paid to a participant was determined based upon the level of achievement of the quantitative and qualitative corporate and individual performance objectives and was measured in the aggregate on a sliding scale basis (e.g., achievement of objectives totaling 50 points would result in payment of 50% of the target award, achievement of objectives totaling 100 points would result in payment of 100% of the target award and achievement of objectives totaling 150 points would result in payment of 150% of the target award). Payments under the 2006 MIP were limited to 150% of each individual’s target award.

In February 2007, the Committee reviewed our performance against the quantitative and qualitative corporate objectives set forth above and confirmed the following payout levels:

	Target	Payout
	Incentive	Level
Corporate Objectives	(in points)	(in points)	Factors Affecting Determination

Capital Deployment	28	26	Deployment of approximately $57 million of capital in a total of seven transactions — $46.5 million relating to acquisitions of new partner companies (Advantedge Healthcare Solutions, Authentium, NuPathe, Portico Systems and Rubicor Medical); the balance related to supporting acquisitions by existing partner companies.

Capital Generation	16	24	Generation of approximately $125 million of capital through asset sales, primarily reflecting the proceeds of the sale of our holdings in Mantas, Inc.

Partner Company Performance	16	14	Achievement by most of our partner companies of specified levels of revenue or profitability.

Overall Corporate Performance	20	20	Development and execution of strategic positioning, reigniting deal sourcing efforts, augmenting the organization internally and externally, facilitating growth of partner companies and management of core corporate functions, such as financial reporting and other compliance responsibilities. In addition to the transactions and financial performance described above, the Committee specifically noted the following significant 2006 achievements in its review:
•	achievement of key business milestones by our partner companies;

•	key executive and staff recruiting successes;

•	increased Safeguard analyst coverage and institutional share ownership;

•	increased investor conferences and meetings;

•	successful roll-out of new corporate branding;

•	creation of Advisory Boards for Technology and Life Sciences and recruitment of high-quality industry experts; and

•	repurchase of a portion of our convertible debentures.

| | |
Total Points	80	84
At the end of the year, each executive officer also completed a self-assessment of his achievement of individual objectives (representing 20% (or 20 points) of the total 2006 MIP target award). The Chief Executive Officer’s self-assessment was a component of the annual performance review conducted by the Nominating & Corporate Governance Committee. Based on the Committee’s review with the Nominating & Corporate Governance Committee of its assessment of the performance of the Chief Executive Officer, including his achievement of individual objectives, and the Committee’s discussion with the Chief Executive Officer on his review of each other named executive officer’s achievement of each officer’s specific individual objectives, the Committee approved the following achievement levels for individual objectives:

Payout Level
Name	(in points)

Peter J. Boni	30
James A. Datin	18
John A. Loftus	28
Steven J. Feder	22
Based on the Committee’s review of the 2006 MIP and the actual achievements of Safeguard and our individual executive officers, in February 2007 the Committee approved the following 2006 MIP payments to the named executive officers (which amounts are presented in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”):

	Payout Level	Approved Variable
Name	(in points)	Cash Incentive

Peter J. Boni	114	$684,000
James A. Datin	102	$382,500
John A. Loftus	112	$308,000
Steven J. Feder	106	$185,500

Under the terms of his agreements with us (see “Severance and Change-in-Control Arrangements” below), Mr. Davis’ will receive $338,000 (representing an amount equal to his 2006 MIP payment) as part of his severance package.
In addition to the 2006 MIP, the Committee has the authority to award individual discretionary bonus awards to executive officers. These awards typically relate to specific achievements during the year and may be made in cash or equity awards. Recipients of discretionary bonuses, and the amount of awards, are designated by the Committee, which may receive recommendations from the Chief Executive Officer. In recognition of specific achievements during 2006, the Committee approved a $275,000 special cash bonus and a restricted stock award (see “Long-Term Incentives”) to Mr. Loftus for his exceptional performance in connection with our sale of Mantas in October 2006 and a $25,000 special cash bonus to Mr. Feder for his exceptional performance on certain projects during 2006. These special performance bonuses are presented in the Summary Compensation Table under “Bonus.”
Long-Term Incentives. Our executive compensation programs include a significant equity component in the form of stock options, restricted stock awards and such other equity awards as the Committee may determine to be appropriate from time to time.
As noted above, we compete for executive talent with private equity firms, and we review comparative information regarding private equity industry compensation practices. In the private equity industry, executives (referred to as “managing partners”) have compensation programs that include a share of the private equity fund’s profits (referred to as “carry”). We do not provide our executives with a compensation program tied directly to gains from our partner company holdings. Instead, we utilize our equity compensation plans as an alternative to approximate the economic benefit that would be provided by a carry. The equity awards made in 2005 to our executive officers were based on our assessment of the carry which would typically be provided to our executives in positions of comparable responsibility at private equity firms. For example, managing partners of a private equity firm would typically expect a carry ranging from about 1% to 5% of the amount of invested capital under management by the firm. We use stock options equal to about 1% to 5% of our outstanding shares of common stock to provide a different, but somewhat comparable, long-term economic benefit to our executive officers. The grants are intended by the Committee to be competitive with those to comparable executives in the comparison data reviewed by the Committee (as adjusted for the executive officer’s experience).
Since stock options are granted with an exercise price equal to the average of the high and low trading prices of our common stock on the date of grant, the options will have value only if the market price increases after that date and, in the case of options that vest upon achievement of a specified improvement in market capitalization, only if the specified improvement is achieved. We refer to grants of options that vest upon achievement of specified levels of improvement in market capitalization as “market-based vesting” options.
Most of the options granted during 2005 to our Chief Executive Officer, named executive officers and other employees were made using the market-based vesting model, in addition to traditional time-based vesting options. The market-based vesting model conditions vesting on our common stock’s achievement of specified improvement in market capitalization for a specified number of consecutive trading days. The Committee believes the use of market-based vesting helps to align the long-term interests of Safeguard management and our shareholders since our executive officers will not benefit unless the Safeguard stock price achieves and sustains a targeted improvement for 20 consecutive trading days. The market-based vesting options granted in 2005 vest incrementally based upon improvement in our market capitalization over the base market capitalization of $172,943,623. The base market capitalization was determined by multiplying the average per share closing price for the 20 consecutive trading days immediately preceding August 3, 2005 (the date of issuance of our press release announcing the appointment of Mr. Boni as Safeguard’s President and Chief Executive Officer) by the total of our outstanding shares of common stock plus all shares underlying outstanding stock options as of August 16, 2005 (the date Mr. Boni’s employment commenced). The market-based vesting options granted to the other executive officers during 2005 used the same market-based vesting model as Mr. Boni’s equity award. The following table shows the market capitalization levels at which portions of the shares underlying the options will vest:

Percentage of Shares Underlying	Achievement of Improvement in	Per Share
Options That Vest	Market Capitalization	Price Equivalent

First 10%	$100 million incremental over base	$2.0359
Next 20%	additional $150 million incremental	$3.1548
Next 30%	additional $200 million incremental	$4.6466
Final 40%	additional $250 million incremental	$6.5114
In addition to vesting upon the achievement of a specified level of market capitalization improvement, the shares underlying the options may vest on a pro rata basis every six months if the market capitalization is between the levels set forth in the table. For example, if 10% of the shares underlying the options have vested and, six months later, an additional $75 million improvement was achieved over 20 consecutive trading days during the six-month period, an additional 10% of the shares underlying the options will vest.
During 2006, the Committee reviewed the equity awards made to the named executive officers (other than Mr. Zarrilli who joined in December 2006). The Committee determined that additional grants were not necessary to achieve our compensation objectives, other than the restricted stock award for 42,827 shares of our common stock which was awarded to Mr. Loftus in recognition of his exceptional performance in connection with our sale of Mantas in October 2006 as described above. We also granted options to Mr. Zarrilli to acquire up to 150,000 shares of our common stock under the terms of his consulting agreement with us.
We expect to continue to use stock options and other equity awards as part of our compensation program, including market-based vesting grants. We expect to make appropriate adjustments in the base market capitalization, per share price equivalents and vesting schedules used for additional market-based vesting option grants as our outstanding shares increase and based on our stock price level.
Stock Option Granting Process. The Committee is responsible for equity grants under our equity compensation plans. The Committee approves and grants all equity awards to our executive officers, employees and advisory board members, with the exception of those grants for which the Committee has delegated authority to the Chief Executive Officer which are described below. Equity grants to directors are generally approved by the Board; however, in those cases where the Board has approved the size and form of recurring annual service grants, the Committee may set the date of those grants.
Generally, equity awards are made at the Committee’s December meeting, although specific grants may be made at other regularly scheduled meetings or at special meetings convened to approve compensation arrangements for newly hired executive officers or for executive officers who have been promoted or are otherwise subject to changes in responsibilities.
The Committee has delegated to our Chief Executive Officer the authority to make equity grants between regularly scheduled Committee meetings (primarily to new hires and advisory board members), provided that the aggregate number of shares granted may not exceed 300,000 shares, the maximum number of shares allocated to any one employee may not exceed 125,000 shares and the aggregate number of shares allocated to any one advisory board member may not exceed 5,000 shares. The Chief Executive Officer reports to the Compensation Committee at each of its regularly scheduled meetings any grants that he has approved, following which the aggregate number of shares available is reset to 300,000 shares. The Chief Executive Officer is not authorized to make equity grants to executive officers or directors.
All grants approved by the Committee and Chief Executive Officer are made on the date the award is approved except that grants to newly hired employees or newly retained consultants or advisors may be effective on the later of the date the award is approved or the date of commencement of employment or provision of services. The exercise price for all stock options granted under our equity compensation plans is the average of the high and low trading prices of our common stock as reported on the New York Stock Exchange consolidated tape on the date of grant, which we believe reflects common practice.

Nonqualified Deferred Compensation. Our named executive officers may defer compensation under our qualified 401(k) plan (subject to the limits imposed by the Internal Revenue Code) but are not eligible to receive matching company contributions under that plan. Our named executive officers are eligible to participate in our nonqualified deferred compensation plan, which is an unfunded plan that does not allow deferral of compensation but does allow participants to obtain credits, in the form of Safeguard contributions that are allocated to accounts for the benefit of an executive officer. We offer this nonqualified deferred compensation plan to selected employees in light of their inability to obtain a company matching contribution under our qualified 401(k) plan. Additional information regarding this plan can be found below under “Executive Compensation—Nonqualified Deferred Compensation – 2006.”
Perquisites (fringes). Our executives are entitled to few benefits that are not otherwise available to all of our employees. We do not provide a defined benefit pension arrangement, post-retirement health coverage or similar benefits for our executive officers. The additional perquisites we provided to our executive officers in fiscal 2006 consisted of the following:
•	$10,000 annual car allowance;

•	$8,000 non-accountable annual expense allowance;

•	universal life insurance coverage ranging from $750,000 to $1,000,000;

•	up to $5,000 reimbursement annually for medical, vision or dental expenses not covered under our other benefit plans; and

•	relocation expenses for certain newly hired executive officers.
These perquisites are provided to enable us to attract top talent and represent a relatively modest portion of each named executive officer’s compensation. These perquisites are taken into consideration by the Committee in determining total compensation payable to the named executive officers and are reviewed annually by the Committee.
Severance and Change-in-Control Arrangements
Messrs. Boni, Datin, Loftus and Feder each have agreements with Safeguard which provide certain benefits upon termination of employment without cause or for good reason (as defined in the agreements) either involuntarily or in connection with a change in control.
Upon the occurrence of a termination event, each executive will be entitled to those benefits outlined in his agreement with us, which may include a multiple of his current base salary, payment of his pro rata bonus for the year of termination or a multiple of the greater of his target bonus for the year of termination or the average of his actual bonuses for the last three years, accelerated vesting of equity awards and extension of the post-termination exercise period within which some or all of the equity awards held by the executive may be exercised, coverage under our medical, health and life insurance plans for a designated period of time, and outplacement services or office space. See “Potential Payments upon Termination or Change in Control” in this proxy statement for a summary of the specific benefits that each executive will receive upon the occurrence of a termination event.
Unlike “single trigger” change-in-control arrangements that pay out immediately upon a change in control, most of the benefits to which our named executive officers are entitled under their agreements require a “double trigger,” namely a change in control coupled with a loss of employment or a substantial change in job duties. We believe a “double trigger” provides retention incentives as well as continuity of management in the event of an actual or threatened change in control. However, the acceleration of the vesting of the stock options that were granted to Mr. Boni when he joined Safeguard in 2005 require only a “single trigger” to be effective – that is, only a change in control. Since equity represents a significant portion of Mr. Boni’s total compensation, we believe that this “single trigger” can be an important retention device during change in control discussions.
On December 14, 2006, we announced that Christopher J. Davis, our former Executive Vice President and Chief Administrative & Financial Officer, resigned effective December 15, 2006, to pursue other interests. We and Mr. Davis agreed that Mr. Davis’ resignation would be treated as having been for good reason, as defined in his agreement with us, and Mr. Davis will receive the severance benefits described in that agreement consisting of the following:
•	a payment equal to his 2006 MIP payout for the year of termination of $338,000, plus two times his base salary of $375,000 plus two times his annual target bonus of $325,000, for an aggregate payment of $1,738,000;

•	coverage under our medical, health and life insurance plans for 24 months;

•	$15,000 for outplacement services; and

•	full vesting of all time-vested stock options (which will remain exercisable for 36 months) and deferred stock units that had not otherwise vested, and a 12-month period within which to exercise vested market-based stock options.
Deductibility of Executive Compensation
The Committee considers the potential impact of Section 162(m) of the Internal Revenue Code in structuring executive compensation. Section 162(m) disallows a tax deduction for any publicly-held corporation for certain executive compensation exceeding $1,000,000 per person in any taxable year unless it is “performance based” within the meaning of Section 162(m). We believe the stock options awarded under our equity compensation plans are in compliance with the provisions of Section 162(m). The portion of cash compensation paid to Mr. Boni for 2006 in excess of $1,000,000 was not “performance-based” compensation within the meaning of Section 162(m) and, therefore, was not deductible by Safeguard. We believe that providing an appropriate level of cash compensation and maintaining flexibility in determining compensation may be more important than preserving this tax deduction. Therefore, the Committee does not currently plan to take any action to qualify any of our cash incentive compensation plans under Section 162(m).
Stock Ownership Guidelines
Our Board established stock ownership guidelines, effective December 31, 2005, that are designed to closely align the long-term interests of our executive officers with the long-term interests of our shareholders. The guidelines provide that each executive officer should attain an equity position in our common stock equal to two times annual base salary. These guidelines should be achieved within five years and will be assessed annually. Shares counted toward these guidelines include:
•	shares beneficially owned by the executive officer;

•	vested shares of restricted stock;

•	vested deferred stock units that have been credited to the executive officer; and

•	shares underlying vested, in-the-money options.
Our named executive officers have either met the guidelines or, based on information they have provided to us, are diligently working toward meeting the guidelines within the prescribed time frame.
Prohibition on Speculation in Safeguard Stock
Our company policy on securities trading by company personnel prohibits our named executive officers and other employees from engaging in activities with regard to our stock that can be considered as speculative, including but not limited to, short selling (profiting if the market price of our securities decreases); buying or selling publicly traded options (e.g., a put option, which is an option or right to sell stock at a specific price prior to a specified date, or a call option, which is an option or right to buy stock at a specific price prior to a specified date); and hedging or any other type of derivative arrangement that has a similar economic effect.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:
Julie A. Dobson, Chair           Andrew E. Lietz           John J. Roberts

EXECUTIVE COMPENSATION
Summary Compensation Table – 2006
The table below is a summary of total compensation paid to or earned by our named executive officers for the fiscal year ended December 31, 2006.

							Change in
						Non-Equity	Pension Value
						Incentive	and
						Plan	Nonqualified	All Other
				Stock	Option	Compensa-	Deferred	Compen-
Name and		Salary	Bonus	Awards	Awards	tion	Compensation	sation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	Earnings ($)(4)	($)(5)	($)

Peter J. Boni President and Chief Executive Officer	2006	600,000	—	—	1,185,249	684,000	—	248,935	2,718,814

Stephen Zarrilli (6) Acting Senior Vice President, Acting Chief Administrative Officer and Acting Chief Financial Officer	2006	15,000	—	—	25,577	—	—	—	40,577

James A. Datin Executive Vice President and Managing Director, Life Sciences	2006	375,000	—	—	713,813	382,500	—	44,989	1,516,302

John A. Loftus Executive Vice President and Managing Director, Technology	2006	275,000	275,000	1,461	745,102	308,000	7,684	43,279	1,655,526

Steven J. Feder Senior Vice President and General Counsel	2006	325,000	25,000	—	300,142	185,500	—	45,783	881,425

Christopher J. Davis (7) Former Executive Vice President and Chief Administrative & Financial Officer	2006	375,000	—	194,997	534,967	—	7,684	1,797,863	2,910,511

(1)	The amounts in this column represent special cash bonuses paid to Messrs. Loftus and Feder for exceptional performance on certain projects during 2006. Amounts earned by Messrs. Loftus and Feder under our 2006 Management Incentive Plan are reported under “Non-Equity Incentive Plan Compensation.”

(2)	The amounts in these columns include amounts from awards granted in and prior to 2006 and reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), excluding the effect of estimated forfeitures. FAS 123(R) requires us to estimate forfeitures when awards are granted and reduce estimated compensation expense accordingly. Except for forfeitures that actually occurred during 2006, the amounts in this table assume that none of the awards will be forfeited. In December 2006, Mr. Davis forfeited 500,486 stock options that were subject to market-based vesting upon his termination of employment. The fair value of each stock award is determined by multiplying the number of shares subject to each award by the average of the high and low trading prices of Safeguard’s common stock, as reported on the New York Stock Exchange consolidated tape, on the grant date. The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years indicated:

	2006	2005	2004	2003	2002

Service-Based Awards:
Dividend yield	0%	0%	0%	0%	0%
Expected volatility	69%	84%	86%	95%	93%
Average expected
option life	5 years	5 years	5 years	5 years	5 years
Risk-free interest rate	4.7%	4.4%	3.6%	3.0%	3.6%

Market-Based Awards:
Dividend yield	0%	0%	N/A	N/A	N/A
Expected volatility	62%	67%	N/A	N/A	N/A
Average expected
option life	5 - 7 years	5 - 7 years	N/A	N/A	N/A
Risk-free interest rate	4.8%	4.3%	N/A	N/A	N/A

For information regarding the grant date fair value of awards granted in 2006, see the “Grants of Plan-Based Awards–2006” below.

(3)	The amounts reported in this column represent payments made in March 2007 for awards earned under our 2006 Management Incentive Plan, which is described in detail under “Compensation Discussion and Analysis—2006 Compensation Program.”

(4)	The amounts reported in this column represent the earnings on account balances under our nonqualified deferred compensation plan for 2006; these amounts also are reported below under “Nonqualified Deferred Compensation – 2006.”

(5)	For 2006, All Other Compensation included the following amounts:

	Perquisites	Nonqualified		Group Life
	and Personal	Deferred	Life Insurance	Insurance	Severance
Name	Benefits	Compensation Plan	Premiums	Imputed Income	Benefits

Peter J. Boni	$198,362	$16,500	$30,509	$3,564	—
James A. Datin	21,169	16,500	6,930	390	—
John A. Loftus	20,342	16,500	6,032	405	—
Steven J. Feder	23,000	16,500	5,953	330	—
Christopher J. Davis	19,726	16,500	7,740	897	$1,753,000

The perquisites and personal benefits for each named executive officer include a $10,000 car allowance, an $8,000 non-accountable annual expense allowance, and reimbursement of up to $5,000 for medical, vision or dental expenses not covered under our other benefit plans. The amount reported for Mr. Boni also includes $106,282 for reimbursement of relocation expenses and $69,710 for reimbursement of tax obligations to respect to such relocation reimbursement. Our executive officers also have occasional personal use of tickets to various sporting events at no incremental cost to us.

The severance benefits reported for Mr. Davis represent the following lump sum payments that he is entitled to receive on or about July 1, 2007, under his agreements with us dated August 17, 2004 and December 14, 2006: $1,400,000, representing two times his salary plus his target variable cash incentive for 2006; $338,000, representing an amount equal to his 2006 MIP payout; and $15,000 for outplacement fees. For further information, see “Compensation Discussion and Analysis—Severance and Change-in-Control Arrangements.”

(6)	Mr. Zarrilli commenced service in December 2006 under a consulting agreement with us that is discussed above under “Compensation Discussion and Analysis—2006 Compensation Program.” Mr. Zarrilli will serve as our Acting Senior Vice President, Acting Chief Administrative Officer and Acting Chief Financial Officer until a permanent replacement has been identified and for up to a 30-day transition period following his successor’s commencement of employment. Mr. Zarrilli is not covered under our health, welfare and other employee benefit plans (with the exception of the stock option granted to him under his consulting agreement with us) and is not entitled to any compensation upon his termination of service other than amounts earned during his term of service under the terms of his consulting agreement with us.

(7)	Mr. Davis resigned in December 2006.
Each of our named executive officers has an employment agreement with us that sets his initial base salary and initial annual cash incentive target award. The initial base salary and initial annual cash incentive target award for each named executive officer were as follows: Mr. Boni ($600,000 salary; $600,000 target award); Mr. Datin ($375,000 salary; $375,000 target award); Mr. Loftus ($250,000 salary; $150,000 target award); and Mr. Feder ($300,000 salary; $150,000 target award). Base salaries and annual cash incentive target awards, which are reviewed by the Compensation Committee each year, currently exceed these contractual amounts. The primary focus of these agreements is to provide our executive officers with severance benefits in the event of a termination of employment involuntarily, for good reason or upon a change in control, as described below under “Potential Payments upon Termination or Change in Control.” The components of compensation reported in the Summary Compensation Table, including an explanation of the amount of salary and cash incentive compensation in proportion to total compensation, are described in detail under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards – 2006
The following table shows non-equity incentive plan awards, stock awards and option awards granted during 2006 to our named executive officers.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise		Grant Date
					Number of	Number of	or Base		Fair Value
		Estimated Possible Payouts Under			Shares of	Securities	Price of	Market	of Stock
		Non-Equity Incentive Plan Awards (1)			Stock or	Underlying	Option	Price on	and Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Grant Date	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	($/Sh)(4)	($)(5)

Peter J. Boni	02/21/06	—	600,000	900,000	—	—	—	—	—

Stephen Zarrilli	12/15/06	—	—	—	—	150,000	2.335	2.34	247,275

James A. Datin	02/21/06	—	375,000	562,500	—	—	—	—	—

John A. Loftus	02/21/06	—	275,000	412,500	—	—	—	—	—
	12/15/06	—	—	—	42,827	—	—	2.34	100,000

Steven J. Feder	02/21/06	—	175,000	262,500	—	—	—	—	—

Christopher J. Davis	02/21/06	—	325,000	487,500	—	—	—	—	—

(1)	These awards were made under the 2006 Management Incentive Plan. There is no mandatory minimum award payable; the maximum award payable is 150% of the target amount. The amounts in the table represent payouts that might have been achieved based on performance at target or maximum performance levels. The amounts actually earned under this plan for 2006 have been reported in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” For further information, see “Compensation Discussion and Analysis—2006 Compensation Program.”

(2)	The stock award reported in this column vests in three equal annual installments commencing on the first anniversary of the grant date. Upon Mr. Loftus’ death, permanent disability, retirement on or after his 65th birthday, or termination of employment within 18 months following a change in control, the stock award will fully vest.

(3)	Mr. Zarrilli’s option vests as follows:
•	as to 30,000 underlying shares on March 27, 2007;

•	as to 15,000 underlying shares on April 1, 2007 and as to an additional 15,000 underlying shares on the first day of each calendar month thereafter; and

•	upon the satisfactory completion of his services relating to the transition of his duties and responsibilities to his successor, or upon his appointment as our Chief Financial Officer (and the removal of the term “Acting” from his titles), as to all remaining underlying shares that have not vested previously.

Mr. Zarrilli will forfeit stock options that have not vested upon the termination of the agreement. Vested stock options will remain exercisable until the earlier of December 15, 2014 and the third anniversary of his termination of services as our Acting Chief Financial Officer or Chief Financial Officer.

(4)	The market price reported in this column is the closing price of Safeguard common stock as reported on the New York Stock Exchange consolidated tape on the grant date. Under the terms of Safeguard’s equity compensation plans, the exercise price of an option is determined based upon the average of the high and low trading prices of Safeguard’s common stock, as reported on the New York Stock Exchange consolidated tape, on the grant date.

(5)	The amounts in this column represent the grant date fair value of the awards computed in accordance with FAS 123(R). For a discussion of the valuation assumptions, see footnote 2 to the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End – 2006
The following table shows the equity awards we have made to our named executive officers that were outstanding at December 31, 2006.

	Option Awards					Stock Awards
			Equity
			Incentive Plan
			Awards:
	Number of	Number of	Number of			Number of
	Securities	Securities	Securities			Shares or	Market Value
	Underlying	Underlying	Underlying			Units of	of Shares or
	Unexercised	Unexercised	Unexercised	Option		Stock That	Units of Stock
	Options	Options	Unearned	Exercise	Option	Have Not	That Have
	(#)(1)	(#)(1)(2)	Options	Price	Expiration	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)(2)(3)	($)	Date	(#)(2)(4)	($)(5)

Peter J. Boni	333,333	666,667	—	1.2750	08/16/13	—	—
	597,674 (3)	—	2,402,326	1.2750	08/16/13	—	—

Stephen Zarrilli	—	150,000 (6)	—	2.3350	12/15/14	—	—

James A. Datin	156,250	343,750	—	1.5600	09/07/13	—	—
	298,836 (3)	—	1,201,164	1.5600	09/07/13	—	—

John A. Loftus	115,000	—	—	2.1700	05/13/10	42,827	103,641
	25,000	—	—	1.6850	12/18/10	—	—
	75,000	25,000	—	3.5600	12/19/11	—	—
	112,500	112,500	—	2.1250	12/15/12	—	—
	298,836 (3)	—	1,201,164	1.5550	09/13/13	—	—

Steven J. Feder	156,250	143,750	—	1.7800	11/17/12	—	—
	58,333	141,667	—	1.3800	10/25/13	—	—
	99,610 (3)	—	400,390	1.3800	10/25/13	—	—

Christopher J. Davis (7)	60,000	—	—	5.2813	12/21/08	—	—
	75,000	—	—	4.7850	06/19/09	—	—
	25,000	—	—	3.5050	08/28/09	—	—
	130,000	—	—	1.2500	12/31/09	—	—
	250,000	—	—	2.1250	12/31/09	—	—
	39,844 (3)	—	—	1.3800	12/31/07	—	—
	84,670 (3)	—	—	1.9100	12/31/07	—	—
	125,000	—	—	1.9100	12/31/09	—	—

(1)	Unless otherwise identified by footnote, options vest as to 25% of the underlying shares on the first anniversary of the grant date and in 36 equal installments on the same date of each month thereafter. The vesting dates for each option are listed in the table below by expiration date:

Expiration Date	Initial Vest Date	Subsequent Monthly Vest Dates

05/13/10	05/13/03	06/13/03 through 05/13/06
08/06/10	08/06/03	09/06/03 through 08/06/06
12/18/10	12/18/03	01/18/04 through 12/18/06
12/19/11	12/19/04	01/19/05 through 12/19/07
11/17/12	11/17/05	12/17/05 through 11/17/08
12/15/12	12/15/05	01/15/06 through 12/15/08
08/16/13	08/16/06	09/16/06 through 08/16/09
09/07/13	09/07/06	10/07/06 through 09/07/09
09/13/13	09/13/06	10/13/06 through 09/13/09
10/25/13	10/25/06	11/25/06 through 10/25/09
12/16/13	12/16/06	01/06/07 through 12/15/09
(2)	Vesting of certain equity awards may be accelerated upon death, permanent disability, retirement on or after 65th birthday, termination of employment for good reason or without cause, or termination of employment in connection with a change in control, and, in the case of Mr. Boni’s equity awards, upon the occurrence of a change in control. Further information regarding the equity awards that are subject to acceleration of vesting in each circumstance can be found below under “Potential Payments upon Termination or Change in Control.”

(3)	These options are market-based vesting options and vest only upon the achievement of improvement in Safeguard’s market capitalization above the base market capitalization of $172,943,623. The base market capitalization was determined by multiplying the average per share closing price for the 20 consecutive trading days immediately preceding August 3, 2005 (the date of issuance of our press release announcing the appointment of Mr. Boni as Safeguard’s President and Chief Executive Officer) by the total of our outstanding shares of common stock plus all shares underlying outstanding stock options as of August 16, 2005 (the date Mr. Boni’s employment commenced). Achievement of market capitalization improvement is measured based on the average daily closing price of Safeguard common stock as reported on the New York Stock Exchange composite tape for 20 consecutive trading days. The following table shows the market capitalization levels and per share price equivalents at which portions of the shares underlying the options vest:

Percentage of Shares Underlying Options that Vest	Market Capitalization	Per Share Price Equivalent

10%	$272,943,623	$2.0359
Additional 20%	422,943,623	3.1548
Additional 30%	622,943,623	4.6466
Remaining 40%	872,943,623	6.5114
In addition to vesting upon the achievement of a specified level of market capitalization improvement, the options may vest on a pro rata basis every six months following the grant date if the market capitalization is between the levels of vesting in the above table. For example, if options have vested as to 10% of the underlying shares and, at the next six-month anniversary of a grant, an additional $75 million improvement was achieved over 20 consecutive trading days during the six-month period, an additional 10% of the shares underlying the option will vest. Options subject to market-based vesting that were vested at December 31, 2006 are included in the exercisable options column in the above table.

(4)	Mr. Loftus’ stock award vests in three equal annual installments commencing on December 15, 2007.

(5)	Under SEC rules, the value is calculated based on the year-end closing stock price of $2.42 per share, as reported on the New York Stock Exchange consolidated tape, multiplied by the number of shares that have not vested.

(6)	Mr. Zarrilli’s option vests as follows:
•	as to 30,000 underlying shares on March 27, 2007;

•	as to 15,000 underlying shares on April 1, 2007 and as to an additional 15,000 underlying shares on the first day of each calendar month thereafter; and

•	upon the satisfactory completion of his services relating to the transition of his duties and responsibilities to his successor, or upon his appointment as our Chief Financial Officer (and the removal of the term “Acting” from his titles), as to all remaining underlying shares that have not vested previously.
Mr. Zarrilli will forfeit stock options that have not vested upon the termination of the agreement. Vested stock options will remain exercisable until the earlier of December 15, 2014 and the third anniversary of his termination of services as our Acting Chief Financial Officer or Chief Financial Officer.

(7)	Under the terms of Mr. Davis’ agreements with Safeguard, upon his separation from our employment on December 31, 2006:
•	he forfeited options to purchase 500,486 shares that were subject to market-based vesting;

•	we accelerated the vesting of options to purchase 218,750 shares that were subject to time-based vesting; and

•	we accelerated the vesting of 16,874 deferred stock units.
Mr. Davis holds several limited partnership interests that were awarded to him under the terms of our long-term incentive plan prior to 2002 which are not included in the table above. We established these partnerships to hold all or a portion of our interests in partner companies acquired by us during a particular year. Limited partners are eligible to receive a distribution of shares (or cash equivalent) of a particular partner company based upon their partnership interest upon the occurrence of certain liquidity events, but only if we receive a return equal to at least two times the cost of our holding in that partner company. Mr. Davis has not received any distributions related to his partnership interests, and we presently cannot estimate whether he will receive any distributions in the future. As part of his agreements with us, Mr. Davis will continue to hold those limited partnership interests following his separation from employment with us.

Option Exercises and Stock Vested – 2006
The following table shows restricted stock awards and deferred stock units that vested during 2006. There were no stock options exercised by the named executive officers during 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)(2)

Peter J. Boni	—	—	—	—
Stephen Zarrilli	—	—	—	—
James A. Datin	—	—	—	—
John A. Loftus	—	—	—	—
Steven J. Feder	—	—	—	—
Christopher J. Davis	—	—	62,495	139,200

(1)	Under the terms of the deferred stock units issued to Mr. Davis on January 12, 2004, and April 5, 2004, he has deferred receipt of 59,374 of the shares until January 2, 2008.

(2)	The value realized on vesting is determined by multiplying the number of shares vested by the average of the high and low trading prices of Safeguard’s common stock, as reported on the New York Stock Exchange consolidated tape, on each vesting date.

Nonqualified Deferred Compensation – 2006
In 2003, Safeguard adopted the Executive Deferred Compensation Plan, which is a nonqualified, unfunded plan that provides for a designated group of employees to obtain credits, in the form of Safeguard contributions that are allocated to accounts for the benefit of each participant. Participants may not defer compensation under the plan.
Contributions by Safeguard are discretionary and may vary from year to year. For 2006, we credited each participant’s account with an amount equal to 4% of up to $220,000 of the participant’s 2006 salary and bonus (which amount was fully vested) and 3.5% of up to $220,000 of the participant’s 2006 base salary (which amount vests 20% for each year of service in which the participant has attained 1,000 hours of service).
Lump sum distributions of the vested balance in a named executive officer’s account are made following termination of employment as follows:
•	amounts that were earned and vested at December 31, 2004, are distributed within 30 business days following termination; and
•	the remaining amount is distributed six months following termination.
A committee appointed by Safeguard’s Board selects the funds or indices that are used for purposes of calculating the earnings that are credited to each participant’s account based on a notional investment in the selected funds or indices. Since the plan’s inception, we have calculated earnings based on the performance of the notional investment in the Principal Investors Fund, Inc. Large-Cap S&P 500 Index Fund (PLFPX), which is one of the investment choices available to participants in Safeguard’s 401(k) plan. The committee, in its discretion, may replace this fund and add new funds.
The following table shows contributions and earnings for 2006 and account balances at December 31, 2006. There were no withdrawals or distributions during 2006.

	Registrant
	Contributions in Last	Aggregate Earnings	Aggregate Withdrawals/	Aggregate Balance
	Fiscal Year	in Last Fiscal Year	Distributions	at Last Fiscal Year End
Name	($)(1)	($)(1)	($)	($)(2)(3)

Peter J. Boni	16,500	—	—	16,500
Stephen Zarrilli	—	—	—	—
James A. Datin	16,500	—	—	16,500
John A. Loftus	16,500	7,684	—	66,856
Steven J. Feder	16,500	—	—	16,500
Christopher J. Davis	16,500	7,684	—	66,856

(1)	Contributions are included in the Summary Compensation Table under “All Other Compensation.” Earnings in the last fiscal year are included in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(2)	The balance in each named executive officer’s account consists of contributions credited by us and notional accrued gains or losses. In prior years, the amounts credited by us under this plan for the benefit of executive officers were reported in our proxy statement as compensation in the Summary Compensation Table.

(3)	At December 31, 2006, Messrs. Loftus and Davis were fully vested, and Messrs. Boni, Datin and Feder had vested account balances of $10,340, $10,340 and $11,880, respectively.

Potential Payments upon Termination or Change in Control
Messrs. Boni, Datin, Loftus and Feder each have agreements with us which provide certain benefits upon termination of employment without cause or for good reason, either involuntarily or in connection with a change in control. Under these agreements, the following definitions apply:

Cause	à	violation of any of our written policies; appropriation of a material business opportunity of our company; misappropriation of company assets; conviction of a felony or any other crime with respect to which imprisonment is a possible punishment; or breach of any material term of the executive’s employment agreement or any other agreement with, or duty owed to, us or any of our partner companies.

Good Reason	à	a material diminution, without the executive’s consent, in the nature or status of the executive’s position, title, reporting relationship, duties, responsibilities or authority; a reduction of the executive’s base salary or target bonus opportunity; a material breach by us of the executive’s agreement; the relocation of our principal office by more than 30 miles; or an executive’s assignment, without his consent, to be based anywhere other than our principal office.

Change in Control	à	A change in control generally occurs when:

• a person becomes the beneficial owner of securities having 50% or more of the combined voting power of our securities;

•      less than a majority of our Board consists of continuing directors (which means a director who either is a member of the Board as of the effective date of the change in control or is nominated or appointed to serve as a director by a majority of the then continuing directors);

•      we are subject to a merger or other business combination transaction as a result of which holders of a majority of our equity securities do not own a majority of the equity securities of the surviving company;

• we sell all or substantially all of our assets or are liquidated.
Mr. Zarrilli is not covered under our health, welfare and other employee benefit plans and is not entitled to any compensation upon his termination of service other than amounts earned during his term of service under the terms of his consulting agreement with us.
Payments Made upon Involuntary Termination of Employment without Cause or for Good Reason
Messrs. Boni, Datin, Loftus and Feder will receive the following benefits upon involuntary termination of employment without cause or for good reason:
•	Messrs. Boni and Datin:
o	a lump sum payment equal to 12 months of the executive’s then current base salary and the greater of the executive’s target bonus (not less than 100% of current base salary) for the year of termination or the average of the executive’s actual bonuses for the last three completed fiscal years;

o	all vested stock options will remain exercisable for 12 months; and

o	12 months’ continued coverage under our medical, health and life insurance plans.
•	Messrs. Loftus and Feder:
o	a lump sum payment equal to the executive’s prorated bonus for the year of termination and 1.5 times the executive’s then current base salary;

o	all time-vested stock options will fully vest and remain exercisable for 36 months and vested market-based stock options will remain exercisable for 12 months;

o	12 months’ continued coverage under our medical, health and life insurance plans; and

o	up to $20,000 for outplacement services or office space.

Payments Made upon a Change in Control or Involuntary Termination of Employment without Cause or for Good Reason in Connection with a Change in Control
Upon a change in control, the stock options held by Mr. Boni that have not otherwise vested will become fully vested. Our named executive officers will not be entitled to any other payments or benefits (except those that are provided on a non-discriminatory basis to our employees generally upon termination of employment) unless the change in control is coupled with a loss of employment or a substantial change in job duties as described below.
Upon involuntary termination of employment without cause or for good reason within six months before or 12 months following a change in control (for Messrs. Boni and Datin) or within 18 months following a change in control (for Messrs. Loftus and Feder), Messrs. Boni, Datin, Loftus and Feder will receive the following benefits:
•	Messrs. Boni and Datin:
o	a lump sum payment equal to a multiple of the executive’s then current base salary and a multiple of the greater of the executive’s target bonus (not less than 100% of current base salary) for the year of termination or the average of the executive’s actual bonuses for the last three completed fiscal years (the multiple is three times for Mr. Boni and two times for Mr. Datin);

o	all stock options that have not otherwise vested will fully vest and will remain exercisable for three years for Mr. Boni and two years for Mr. Datin; and

o	continued coverage under our medical, health and life insurance plans for three years for Mr. Boni and two years for Mr. Datin.
•	Messrs. Loftus and Feder:
o	a lump sum payment equal to the executive’s prorated bonus for the year of termination and 1.5 times the executive’s then current base salary;

o	all time-vested stock options will fully vest and remain exercisable for 36 months, all market-based stock options that have not otherwise vested will vest and remain exercisable for 24 months and restricted stock awards held by Mr. Loftus will fully vest;

o	12 months’ continued coverage under our medical, health and life insurance plans; and

o	up to $20,000 for outplacement services or office space.
Other Payments Made upon Termination of Employment
Regardless of the manner in which a named executive officer’s employment terminates, he also generally will receive payments and benefits that are provided on a non-discriminatory basis to our employees upon termination of employment, including the following:
•	amounts earned during his term of employment;
•	accrued unused vacation pay;
•	amounts contributed by us for the year of termination under our 401(k) plan or nonqualified deferred compensation plan (if he has completed the required hours of service, if any, and is an employee on the date as of which we make a contribution);
•	distribution of accrued and vested plan balances under our 401(k) plan and nonqualified deferred compensation plan;
•	reimbursement of eligible dental expenses for services incurred prior to termination;
•	upon his death, disability or retirement on or after his 65th birthday, accelerated vesting of stock options subject to time-based vesting, deferred stock units and restricted stock awards that have not otherwise vested and extension of the post-termination exercise period for all stock options from 90 days to 12 months; and
•	upon his death or disability, payment of benefits under our other broad-based employee benefit programs, including short-term and long-term disability plans, life insurance program, accidental death and dismemberment plan and business travel insurance plan, as applicable.

The following table shows the potential incremental payments and benefits which the named executive officers would be entitled to receive upon termination of employment under their respective agreements. The amounts shown in the table are based on an assumed termination as of December 31, 2006, exclude payments and benefits that are provided on a non-discriminatory basis to our employees generally upon termination of employment, and represent estimates of the incremental amounts that would be paid to each executive upon his termination based on 2006 base salary, 2006 target incentive awards and our current premium costs for their medical and welfare benefits. With the exception of Mr. Davis, whose employment was terminated as of December 31, 2006, the actual amounts to be paid would depend on the time and circumstances of an executive’s separation from Safeguard. For Mr. Davis, the amounts included in the Summary Compensation Table under “All Other Compensation” and the amounts shown in the table below reflect the actual severance benefits that he will receive (with the exception of the medical and welfare benefits which are estimated based on our current premium costs).

		Medical and	Acceleration	Total
	Salary and	Welfare	of Equity	Termination
	Bonus	Benefits	Awards	Benefits
Current	($)	($)	($)(1)	($)

Peter J. Boni

• Involuntary termination without cause or for good reason	1,200,000	48,541	—	1,248,541
• Change in control	—	—	3,513,997	3,513,997
• Change-in-control termination, involuntarily or for good reason	3,600,000	145,623	3,513,997	7,259,620

James A. Datin

• Involuntary termination without cause or for good reason	750,000	27,970	—	777,970
• Change-in-control termination, involuntarily or for good reason	1,500,000	55,940	1,328,626	2,884,566

John A. Loftus

• Involuntary termination without cause or for good reason	687,500	47,072	33,188	767,760
• Change-in-control termination, involuntarily or for good reason	687,500	47,072	1,175,836	1,910,408

Steven J. Feder

• Involuntary termination without cause or for good reason	662,500	46,831	239,334	948,665
• Change-in-control termination, involuntarily or for good reason	662,500	46,831	655,739	1,365,070

Former

Christopher J. Davis

• Termination for good reason	1,753,000	67,534	125,523	1,946,057

(1)	The value in this column was calculated based on (i) the number of shares underlying stock options for which vesting would have been accelerated as of December 31, 2006, multiplied by the difference between our year-end closing stock price of $2.42 per share, as reported on the New York Stock Exchange consolidated tape, and the exercise price of stock options for which vesting would have been accelerated, plus (ii) the number of deferred stock units and restricted stock awards for which vesting would have been accelerated as of December 31, 2006, multiplied by our year-end closing stock price of $2.42 per share.
Relationships and Related Transactions with Management and Others
As part of our business, we participate in the management of private equity funds. Robert E. Keith, Jr., Chairman of our Board, is the President and Chief Executive Officer of TL Ventures, the management company for TL Ventures III, TL Ventures IV, and TL Ventures V, and the Chairman of the management companies for EnerTech Capital Partners and EnerTech Capital Partners II. Mr. Keith and Safeguard have partnership interests in the TL Ventures and EnerTech Capital Partners funds, and they participate in the profits of these private equity funds. TL Ventures receives management fees from the TL Ventures funds and indirectly from EnerTech. In December 2005, Safeguard sold substantially all of its interests in the eight TL Ventures and EnerTech Capital Partners funds for approximately $24 million in cash with the buyers also assuming approximately $9 million of Safeguard’s remaining unfunded capital commitments to these funds. The funds did not receive any of the proceeds received by Safeguard, other than reimbursement of customary transaction expenses.

OTHER MATTERS
Expenses of Solicitation
Safeguard will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to our shareholders. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation.
Procedures for Submitting Shareholder Proposals
Proposals for Inclusion in the Proxy Statement. Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in Safeguard’s proxy statement for consideration at our next annual meeting of shareholders by submitting the proposals to Safeguard in a timely manner. To be included in our proxy statement for the 2008 annual meeting, shareholder proposals must be received by Safeguard no later than December 22, 2007. Such proposals should be sent to:
Safeguard Scientifics, Inc.
Attention: Secretary
435 Devon Park Drive, Building 800
Wayne, PA 19087-1945
Proposals not included in the Proxy Statement. Our bylaws provide that only proposals included in the notice of the meeting may be considered at the annual meeting.
Additional Information
Safeguard’s annual report to shareholders for the year ended December 31, 2006, including consolidated financial statements and the related notes thereto and other information with respect to Safeguard and its companies, is being mailed, together with this proxy statement, on or about April 20, 2007 to shareholders of record as of the close of business on April 2, 2007.
General
Our Internet website address included in this proxy statement is provided for the convenience of our shareholders. The information contained therein or connected thereto are not intended to be incorporated into this proxy statement. All references to our website address are intended to be inactive textual references only.
Safeguard is not aware of any other business to be presented at the annual meeting. If matters other than those described in this proxy statement should properly arise at the annual meeting, the proxies will use their discretion to vote on such matters.
BY ORDER OF THE BOARD OF DIRECTORS
Deirdre Blackburn
Secretary
April 18, 2007

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR all nominees.		The Board of Directors recommends a vote FOR Proposal 2.

1.  ELECTION OF DIRECTORS- Nominees:
01 Peter J. Boni
02 Michael J. Cody
03 Julie A. Dobson
04 Robert E. Keith, Jr.
05 Andrew E. Lietz
06 George MacKenzie
07 George D. McClelland
08 Jack L. Messman
09 John W. Poduska, Sr.
10 John J. Roberts
FOR ALL NOMINESS ☐	WITHHELD FROM ALL NOMINEES ☐	2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To withhold authority to vote for any individual nominee while voting for the remainder, strike a line through the nominee's name in the list.

To cumulate votes, write "cumulate for" in the space below, followed by the name of the nominee(s) and the number of votes to be cast for each nominee.

SIGNATURE(S) OF SHAREHOLDER(S)	Date

YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. If shares are jointly owned, you must both sign. Include title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet voting and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting date.
Your Internet or telephone vote authorizes the named proxy to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/sfe		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
No matter how many shares you hold, we consider your vote important and encourage you to vote as soon as possible.
When you sign and return this proxy card, you
•   appoint either Steven J. Feder or Deirdre Blackburn (or any substitutes they may appoint), as proxy to vote your shares, as you have instructed, at the annual meeting on May 24, 2007, and at any adjournments of that meeting;
•   authorize the proxy to vote, in his or her discretion, upon any other business properly presented at the meeting; and
•   revoke any previous proxies you may have signed.

IF YOU DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXY WILL VOTE FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007, AND AS HE OR SHE MAY DETERMINE, IN HIS OR HER DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

(Continued, and to be marked, dated and signed, on the other side.)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
You can now access your Safeguard Scientifics, Inc. account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Safeguard Scientifics, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	Make address changes
•	View certificate history	•	Establish/change your PIN
•	Consent to receive all future annual meeting materials and shareholder communications electronically	•	Access stock transfer forms and information
Visit Mellon Investor Services LLC at http://www.melloninvestor.com.

For technical assistance, call Mellon Investor Services at 1-877-978-7778 between 9:00 a.m. and 7:00 p.m. Monday-Friday Eastern Time.
Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC.